Exhibit 10.4

EXECUTION COPY

PRIVILEGED AND CONFIDENTIAL

STOCK PURCHASE AGREEMENT

BETWEEN

AON CORPORATION

AND

ACE LIMITED

Dated as of December 14, 2007

List of Annexes

A	Subsidiaries

List of Exhibits

A	Glenview Sublease
B-1	Aon Transition Services Agreement
B-2	Sterling Transition Services Agreement
C	FIRPTA Certificate

List of Schedules

5.1	Organization
5.2	Capital Structure
5.3	Subsidiaries and Investments
5.4	No Conflicts of Aon
5.5	Financial Statements; Exceptions
5.6	Operations Since Balance Sheet Date
5.7	Taxes
5.8	Governmental Permits
5.9	Real Property
5.10	Personal Property Leases
5.11(a)	List of Intellectual Property
5.11(b)	Software
5.11(c)	Right, Title and Interest in Copyrights, Patent Rights and Trademarks
5.11(d)	Registrations of Copyrights, Patent Rights, Trademarks and Software
5.11(e)	Infringement of Copyrights, Patent Rights and Trademarks
5.11(f)	Challenge to Copyrights, Patent Rights and Trademarks
5.13	Violation, Litigation or Regulatory Action of the Company and the Subsidiaries
5.14	Contracts
5.15	Status of Contracts
5.16(a)	Welfare Plans and Pension Plans
5.16(b)	Other Material Employee Benefits
5.16(c)	International Employee Benefit Plans
5.17	Environmental Matters
5.18	Employee Relations and Agreements
5.19	No Undisclosed Liabilities
5.20	Sufficiency of Assets
5.23	Insurance Contracts
5.24	Reinsurance Agreements
5.25	Producers
5.28	Rating Agencies
5.31	Portfolio Investments
6.2(b)(ii)	No Conflicts of Buyer
7.3(a)	Consent of Third Party
7.4	Operations Prior to Closing Date

7.5(b)	Intercompany Indebtedness
7.6	Special Dividend
7.7	Vendor Contracts
8.2(c)	Assumed Plan Liabilities and Assumed International Plans
8.2(e)	Individual Employment Contracts
8.8	Post-Closing Restructuring
9.3	Necessary Governmental Approvals of Seller
10.3	Necessary Governmental Approvals of Buyer

2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 14, 2007, by and between Aon Corporation, a Delaware corporation (“Aon”), and ACE Limited, a Cayman Islands company (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Aon is the owner of all of the outstanding shares of capital stock of Combined Insurance Company of America, an Illinois corporation (the “Company”);

WHEREAS, the Company is the direct or indirect owner of 100% of the issued and outstanding capital stock or similar equity interests of each of those entities set forth in Annex A (except as otherwise set forth therein) (each, a “Subsidiary” and collectively, the “Subsidiaries”); and

WHEREAS, Aon desires to sell to Buyer, and Buyer desires to purchase from Aon, all of the issued and outstanding capital stock of the Company (the “Shares”), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Buyer and Aon as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounting Firm” has the meaning specified in Section 4.5(b).

“Acquired Business” has the meaning specified in Section 8.6(d).

“Administrative Authority” means any foreign, federal, state, local or other governmental authority, regulatory body or stock exchange or listing authority, including any applicable department of insurance.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly Controls, is Controlled by or is under Common Control with such Person.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit actually realized by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). Such Tax benefits shall be computed using reasonable assumptions.

“Agreed Accounting Principles” means the accounting principles, practices and methodologies applied in the preparation of the Balance Sheet; provided, however, that Buyer and Aon acknowledge and agree that Closing Date Net Worth shall be calculated (i) using currency exchange rates for translation purposes in effect on the date of this Agreement (as reported in The Wall Street Journal), (ii) so that the amount for unrealized investment gains or losses shall be deemed to equal the amount as of the end of the month immediately preceding the date of this Agreement and (iii) not to include or reflect any matter for which Aon is obligated to indemnify the Buyer Group Members under this Agreement, regardless of whether such matter would be required to be included or reflected by GAAP.

“Agreement” means this Stock Purchase Agreement.

“Allocation Schedule” has the meaning specified in Section 8.1(e).

“Aon” has the meaning specified in the first paragraph of this Agreement.

“Aon Options” has the meaning specified in Section 8.1(g).

“Aon Stock-Based Awards” has the meaning specified in Section 8.1(g).

“Aon Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B-1.

“Aon’s Accountants” has the meaning specified in Section 4.5(b).

“Aon’s DC Plans” has the meaning specified in Section 8.2(c).

“Assumed International Plans” has the meaning specified in Section 8.2(c).

“Assumed Plan Liabilities” has the meaning specified in Section 8.2(c).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2006 included in Schedule 5.5.

“Balance Sheet Date” means June 30, 2007.

“Base Purchase Price” has the meaning specified in Section 3.1.

“Business Agreements” has the meaning specified in Section 5.15.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer (including the Company and the Subsidiaries on or after the Closing Date) under this Agreement or in connection herewith.

“Buyer Group Member” means (i) Buyer and its Affiliates (which, for purposes of Article XI, shall include the Company and the Subsidiaries), (ii) their respective directors, officers and employees and (iii) the successors and assigns of the foregoing.

“Buyer Plans” has the meaning specified in Section 8.2(h).

“Buyer’s DC Plans” has the meaning specified in Section 8.2(c).

“Change of Control” means a transaction pursuant to which Control of Aon (including by ownership of more than 50% of the voting equity securities of Aon) or ownership of more than 50% of the consolidated assets of Aon is acquired, directly or indirectly, by a Person not already an Affiliate of Aon as of the Closing Date through (x) a tender or exchange offer, merger, consolidation, share exchange or other business combination, (y) a sale of securities, recapitalization, liquidation or dissolution or (z) a sale of assets.

“Claim Notice” has the meaning specified in Section 11.3.

“Closing” means the closing of the transfer of the Shares from Aon to Buyer in exchange for the Preliminary Purchase Price.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Net Worth” means Net Worth as of the close of business on the day before the Closing Date, after giving effect to (i) any cash dividends to Aon and (ii) the transactions contemplated by Sections 7.5 and 7.6.

“COBRA” has the meaning specified in Section 8.2(l).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first recital of this Agreement.

“Company Employment Agreement” has the meaning specified in Section 5.18(e).

“Company Plan” has the meaning specified in Section 5.16(a).

“Compensation Deduction” has the meaning specified in Section 8.1(g).

“Competition Law” means any Requirements of Law that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, related hubs, routers, switches and modems, handheld computerized devices, mid-range and mainframe computers, process control and distributed control systems, except telephone and voicemail systems, and network telecommunications equipment.

“Confidentiality Agreement” means that certain letter agreement dated September 4, 2007 between Buyer and Aon.

“Control” means, as to any Person, the ownership of more than 50% of the voting equity securities of such Person. The terms “Controlled by” and “under Common Control with” shall have correlative meanings.

“Copyrights” means United States and foreign registered copyrights, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Encumbrance” means any lien, adverse claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, in each case concerning worker health and safety and pollution or protection of the environment.

“Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of or liabilities arising under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b) or (c) of the Code and the regulations promulgated under those Sections.

“Estimated Closing Date Net Worth” means Aon’s good faith estimate of the Closing Date Net Worth.

“Estimated Net Worth Adjustment Amount” means the Estimated Closing Date Net Worth minus $1,174,000,000.

“Excluded Taxes” has the meaning specified in Section 8.1(a).

“Exempt Business Activities” means any business activities of the type conducted by Aon or any Affiliate of Aon (other than the Company and the Subsidiaries as of the date of this Agreement) and any business activities incidental thereto.

“Expenses” means any and all reasonable out-of-pocket expenses actually incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including reasonable fees and disbursements of legal counsel).

“Financial Statements” has the meaning specified in Section 5.5.

“Forms” has the meaning specified in Section 8.1(e).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Glenview Sublease” means the Sublease Agreement in the form of Exhibit A attached hereto.

“Governmental Permits” has the meaning specified in Section 5.8.

“Guaranties” has the meaning specified in Section 8.5.

“Hazardous Materials” means any waste, pollutant, contaminant, toxic substance, special waste or hazardous substance regulated by any Environmental Law, including, for purposes of this Agreement, petroleum or petroleum wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” has the meaning specified in Section 11.3.

“Indemnitor” has the meaning specified in Section 11.3.

“Insurance Contracts” has the meaning specified in Section 5.23(a).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“International Benefit Plan” has the meaning specified in Section 5.16(c).

“Knowledge of Aon” means, as to a particular matter, the current actual knowledge of the following persons: Aon’s Senior Vice President/Treasurer and each of Douglas R. Wendt, James P. Zils, Des Bosnic, Clive Robinson, Steven E. Lippai, James L. Coleman and David A. Goldberg and with respect to tax matters, Aon’s Vice President/Tax.

“Leased Real Property” has the meaning specified in Section 5.9.

“Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’ fees), disbursements, deficiencies or other charges.

“Material Adverse Effect” means a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, other than any such effect resulting or arising from, in whole or in part, (i) general economic or political conditions or any conditions generally affecting any segment of the industries in which the Company or the Subsidiaries operate, (ii) any change in Requirements of Law, GAAP or SAP, or any interpretation of any of the foregoing except to the extent disproportionately affecting the Company and the Subsidiaries, (iii) the execution of this

Agreement, the public announcement hereof or the consummation of the transactions contemplated hereby (including required compliance with the terms of this Agreement), (iv) any change in currency exchange rates, interest rates or the financial or securities markets generally, (v) any action taken by (or at the request of) Buyer or any of its Affiliates, (vi) changes caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement and (vii) any effect that is cured by Aon prior to the Closing.

“MEC” has the meaning specified in Section 5.7.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means an amount equal to (i) the value of the assets of the Company and the Subsidiaries, taken as a whole, determined in accordance with the Agreed Accounting Principles minus (ii) the value of the liabilities of the Company and the Subsidiaries, taken as a whole, determined in accordance with the Agreed Accounting Principles, in each case, as of the date of determination.

“Net Worth Adjustment Amount” means the Closing Date Net Worth minus $1,174,000,000.

“Net Worth Adjustment Report” has the meaning specified in Section 4.5(a).

“Net Worth Adjustment Report Finalization Date” means the date which is 60 days after the date on which the Net Worth Adjustment Report is delivered by Buyer to Aon; provided, however, that if Aon or Aon’s Accountant delivers a notice of exception within such 60-day period, and if any change to the Net Worth Adjustment Report is agreed to by Buyer and Aon in accordance with Section 4.5, then the date on which Buyer and Aon agree in writing to such change shall be the Net Worth Adjustment Report Finalization Date; provided, further, that if Aon and Buyer cannot agree upon the Net Worth Adjustment Amount, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with Section 4.5 shall be the Net Worth Adjustment Report Finalization Date.

“Owned Real Property” has the meaning specified in Section 5.9.

“Owned Real Property Permitted Exceptions” means (i) Permitted Encumbrances, (ii) all leases, licenses and occupancy and/or use agreements affecting the Owned Real Property (or any portion thereof) whether or not recorded against the Owned Real Property; (iii) all matters and exceptions set forth in any title reports made available to Buyer; (iv) Encumbrances with respect to the Owned Real Property created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (v) Encumbrances created by any of the documents to be executed in connection with the Closing or under this Agreement whether prior to, at or after the Closing; (vi) all matters shown on or referenced in any surveys made available to Buyer; (vii) local, county, state and federal laws, ordinances or governmental regulations, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Owned Real Property; and (viii) any and all service contracts and agreements affecting the Owned Real Property as of the date hereof, and any and all service contracts and agreements entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Section 4(b)(4) or 4(b)(5) thereof.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) Encumbrances identified on the Schedules to this Agreement, (iv) other Encumbrances or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection, (v) Encumbrances imposed by the Securities Act of 1933 or any applicable state securities law and (vi) Encumbrances that are set forth on the Balance Sheet or Statutory Statements.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Administrative Authority.

“Potential Transaction” has the meaning specified in Section 7.8(a).

“Preliminary Purchase Price” has the meaning specified in Section 4.2(a).

“Proceeding” has the meaning specified in Section 8.1(c).

“Producers” has the meaning specified in Section 5.25.

“Purchase Price” has the meaning specified in Section 3.1.

“Regulatory Agreement” has the meaning specified in Section 5.13(e).

“Reinsurance Agreement” has the meaning specified in Section 5.24.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Administrative Authority.

“Reserved Consolidated Taxes” has the meaning specified in Section 8.1(a).

“Reserved Taxes” has the meaning specified in Section 8.1(a).

“Restricted Business” means the underwriting of supplemental accident & health and life insurance products as conducted by the Company and the Subsidiaries as of the date hereof or the immediately preceding 12 month period.

“Retained Names and Marks” has the meaning specified in Section 8.7(a).

“SAP” means the statutory or regulatory accounting principles and practices prescribed or permitted by applicable U.S. or foreign insurance or other regulatory authorities for purposes of financial reporting.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(e).

“Section 338 Taxes” means Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is expressly made in accordance with paragraph (e) of Section 8.1, to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Aon under this Agreement or in connection herewith.

“Seller Group Member” means (i) Aon and its Affiliates, (ii) the directors, officers and employees of Aon and its Affiliates and (iii) the successors and assigns of the foregoing.

“Shares” has the meaning specified in the third recital of this Agreement.

“Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” or “click-through” license agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware purchased by the Company or any Subsidiary.

“Special Dividend” has the meaning specified in Section 7.6.

“Specified Representations and Warranties” means the representations and warranties in Sections 5.4(b), 5.6, 5.11(a), 5.11(b), 5.16(b) (other than the second sentence thereof) and 5.20.

“Standard & Poor’s” has the meaning specified in Section 5.28.

“Statutory Statements” has the meaning specified in Section 5.22(a).

“Sterling” means Sterling Life Insurance Company, an Illinois corporation.

“Sterling Agreement” means that certain Stock Purchase Agreement, dated as of December 14, 2007, relating to the sale of all of the issued and outstanding shares of capital stock of Sterling.

“Sterling Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B-2.

“Straddle Period” means any taxable year or period beginning before and ending after the Closing Date.

“Subsidiary” and “Subsidiaries” each have the meaning specified in the second recital of this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, premium, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

“Tax Package” has the meaning set forth in Section 8.1(b).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” has the meaning set forth in Section 12.1(e).

“Third Party Consent” has the meaning specified in Section 7.3(a).

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information that provides the owner with a competitive advantage.

“Trademarks” means registered United States federal, state and foreign trademarks, service marks and trade names, and pending applications to register the foregoing.

“Transferred Employees” has the meaning specified in Section 8.2(a).

“Underwriting Companies” means Combined Insurance Company of America, Combined Insurance Company of Europe Limited, Combined Life Assurance Company of Europe Limited, Combined Life Insurance Company of Australia Limited and Combined Life Insurance Company of New York.

“Vendor Contracts” means the contracts set forth on Schedule 7.7 between Aon or one of its Affiliates and two of Aon’s vendors.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.

Section 1.2 Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; and (iv) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, in each case through the date of this Agreement. The Annexes, Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Aon shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Aon the Shares free and clear of all Encumbrances, except for any restrictions on transfer which arise under the Securities Act of 1933 and any comparable securities laws.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the Shares shall be equal to $2,400,000,000 (Two Billion Four Hundred Million Dollars) (the “Base Purchase Price”), plus (or, if a negative amount, minus the absolute value of) the Net Worth Adjustment Amount (the Base Purchase Price, as adjusted by the Net Worth Adjustment Amount, the “Purchase Price”). The Purchase Price shall be paid pursuant to Article IV.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. The Closing shall be consummated on a date and at a time agreed upon by Buyer and Aon, but in no event later than the fifth (5th) business day after the date on which the last unsatisfied or unwaived condition set forth in Articles IX and X (other than any such condition to be fulfilled at the Closing) has been satisfied or waived, at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, or at such other time and place as shall be agreed upon by Buyer and Aon. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 4.2 Payment on the Closing Date. (a) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall pay to Aon an amount equal to the Base Purchase Price, plus (or, if a negative amount, minus the absolute value of) the Estimated Net Worth Adjustment Amount (the “Preliminary Purchase Price”), by wire transfer of immediately available funds to the bank account or accounts specified by Aon in accordance with paragraph (b) hereof.

(b) Not less than three (3) business days prior to the Closing Date, Aon shall prepare and deliver to Buyer (i) Aon’s calculation (with reasonable detail) of the Estimated Net Worth Adjustment Amount, (ii) the amount of the Preliminary Purchase Price and (iii) the wire transfer instructions for Aon.

Section 4.3 Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Aon, in addition to the Preliminary Purchase Price, all of the following:

(a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Aon, as to: (i) the Certificate of Incorporation of Buyer; (ii) the By-Laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(b) The Aon Transition Services Agreement, duly executed by the Company and if not previously executed, the Sterling Transition Services Agreement duly executed by the Company;

(c) The certificate contemplated by Section 10.1, duly executed by a duly authorized officer of Buyer; and

(d) All consents, waivers and approvals that are obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement pursuant to Articles IX and X.

Section 4.4 Aon’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Aon shall deliver (or cause to be delivered) to Buyer all of the following:

(a) Certificate of the secretary or an assistant secretary of Aon, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Certificate of Incorporation of Aon; (ii) the By-Laws of Aon; (iii) the resolutions of the Board of Directors of Aon authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Aon executing this Agreement and each Seller Ancillary Agreement;

(b) Stock certificates representing all of the Shares, duly executed in blank or accompanied by duly executed instruments of transfer;

(c) Stock certificates representing all of the outstanding shares of capital stock of each of the Subsidiaries registered in the names set forth on Annex A;

(d) The Glenview Sublease, duly executed by each of Aon and the Company;

(e) The Aon Transition Services Agreement, duly executed by Aon and if not previously executed, the Sterling Transition Services Agreement duly executed by Aon;

(f) All consents, waivers and approvals that are obtained by Aon with respect to the consummation of the transactions contemplated by this Agreement pursuant to Articles IX and X;

(g) The certificates contemplated by Sections 9.1 and 9.6, duly executed by a duly authorized officer of Aon;

(h) The Seller Ancillary Agreements, duly executed by Aon and/or one or more of its Affiliates as specified therein;

(i) Certificates as to the good standing or comparable status (to the extent jurisdictions recognize such concept) of the Company and each Subsidiary (other than the Underwriting Companies) from the respective jurisdictions of their incorporation or domicile to the extent such jurisdictions deliver such documentation in the ordinary course, dated as of a date not earlier than 7 days (or in the case of foreign Subsidiaries, 21 days) prior to the Closing Date;

(j) Certificates obtained from the respective departments of insurance (or comparable governmental entity) of the jurisdiction or domicile of each of the Underwriting Companies evidencing the continued existence and licensure (to the extent jurisdictions recognize such concept) of each Underwriting Company as an insurance company to the extent such jurisdictions deliver such documentation in the ordinary course, dated as of the date not earlier than 7 days (or in the case of foreign Underwriting Companies, 21 days) prior to the Closing Date;

(k) Evidence of the termination and full satisfaction and discharge of any liabilities and obligations under of each of the agreements giving rise to any indebtedness identified in Schedule 7.5(b); and

(l) The written resignations of the directors of the Company and the Subsidiaries specified in writing by Buyer.

Section 4.5 Determination of the Net Worth Adjustment Amount. (a) On or before 60 days following the Closing Date, Buyer shall prepare and deliver to Aon a report (the “Net Worth Adjustment Report”) setting forth in reasonable detail and with appropriate documentation Buyer’s computation of Closing Date Net Worth.

(b) After delivery of the Net Worth Adjustment Report to Aon, Aon and/or a firm of independent public accountants designated by Aon (“Aon’s Accountants”) will be entitled to reasonable access during normal business hours to the relevant records and working papers of Buyer and its accountants to aid in their review of the Net Worth Adjustment Report. The Net Worth Adjustment Report will be deemed to be accepted by and shall be conclusive for purposes of determining the Net Worth Adjustment Amount except to the extent, if any, that Aon or Aon’s Accountants shall have delivered within 60 days after the date on which the Net Worth Adjustment Report is delivered to Aon, a written notice to Buyer specifying in reasonable detail the nature and extent of any such exceptions (it being understood that any portion of the Net Worth Adjustment Amount that is not disputed shall be paid promptly). If a change proposed by Aon is disputed by Buyer, then Aon and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of 20 days following the date on which Aon gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Aon shall together choose an independent firm of public accountants of nationally-recognized standing (the “Accounting Firm”) to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Aon, and not by independent review, only those issues still in dispute with respect to the Net Worth Adjustment Amount. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 4.5. All of the fees and expenses of the Accounting Firm shall be borne by Buyer and Aon in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by Buyer and Aon, respectively (as finally determined by the Accounting Firm), bears to the total amount of items submitted to the Accounting Firm.

(c) Within five (5) business days following the applicable Net Worth Adjustment Report Finalization Date, Aon and Buyer shall pay the following amounts as applicable:

(i) if the Estimated Closing Date Net Worth exceeds the Closing Date Net Worth, as calculated in accordance with this Section 4.5, Aon shall pay to Buyer the difference thereof by wire transfer of immediately available funds to an account specified in writing to Aon by Buyer; and

(ii) if the Closing Date Net Worth, as calculated in accordance with this Section 4.5, exceeds the Estimated Closing Date Net Worth, Buyer shall pay to Aon the difference thereof by wire transfer of immediately available funds to an account or accounts specified in writing to Buyer by Aon.

Any payment required to be made pursuant to this Section 4.5(c) shall be made together with interest thereon from the Closing Date to the date of payment at the rate of interest per annum equal to thirty (30) day LIBOR in effect on the Closing Date as reported in The Wall Street Journal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AON

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Aon represents and warrants to Buyer as follows:

Section 5.1 Organization of the Company and the Subsidiaries. Each of the Company and the Subsidiaries has been duly formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiaries has full corporate (or other organizational) power and authority to own or lease and operate its assets and to carry on its business in the manner that it was conducted immediately prior to the date of this Agreement. Except as set forth in Schedule 5.1, Aon has made available to Buyer prior to the execution of this Agreement true, correct and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) for the Company and each Subsidiary.

Section 5.2 Capital Structure of the Company and the Subsidiaries. The authorized capital stock of the Company consists of 28,338,567 shares of common stock, par value $1.00 per share, of which 28,338,567 shares are issued and outstanding, all of which are owned by Aon free and clear of all Encumbrances. No shares of any other class or series of capital stock of the Company are authorized, issued or outstanding. All of the outstanding shares of capital stock or other equity interests of the Company and each Subsidiary are validly issued, fully paid and non-assessable and free of preemptive rights. The name, jurisdiction of incorporation and the record owner thereof of each of the Subsidiaries is as set forth in Annex A. All shares of capital stock or other equity interests of each of the Subsidiaries is owned as set forth in Annex A, in each case free and clear of all Encumbrances. Except for this Agreement and except as set forth in Schedule 5.2, there are no agreements, arrangements, options, warrants, rights or commitments of any character relating to the issuance, sale, purchase, redemption or voting of any shares of capital stock of, or other equity interests in, the Company or any of the Subsidiaries.

Section 5.3 Subsidiaries and Investments. Except for the Subsidiaries and as set forth in Schedule 5.3, neither the Company nor any Subsidiary, directly or indirectly, owns or has the right to acquire any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity, other than investment assets owned or held in the ordinary course of business.

Section 5.4 Authority of Aon; Conflicts. (a) Aon has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. Aon has full power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Aon have been duly authorized and approved by Aon’s board of directors and do not require any further authorization or consent of Aon or its stockholders. This Agreement has been duly authorized, executed and delivered by Aon and (assuming the valid authorization, execution and delivery by Buyer) is the legal, valid and binding obligation of Aon enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Aon and upon execution and delivery by Aon will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Aon enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Except as set forth in Schedule 5.4, neither the execution and delivery by Aon of this Agreement or any of the Seller Ancillary Agreements or the consummation by Aon of any of the transactions contemplated hereby or thereby nor compliance by Aon with or fulfillment by Aon of the terms, conditions and provisions hereof or thereof will:

(i) except as may result from any facts or circumstances relating to Buyer, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon Aon, any of the Shares or any of the assets of Aon, the Company or any Subsidiary, under (1) the certificate of incorporation or by-laws (or similar organizational documents) of Aon, the Company or any Subsidiary, (2) any of the Business Agreements, (3) any note, instrument, mortgage, lease, franchise or financial obligation to which Aon is a party or by which Aon is bound, (4) any Court Order to which Aon, the Company or any Subsidiary is a party or by which Aon, the Company or any Subsidiary is bound or (5) assuming that all necessary consents, approvals, authorizations and other actions described in Section 5.4(b)(ii) have been obtained, all filings and notifications described in Schedule 5.4 have been made and any applicable waiting period has expired or been terminated, any Requirements of Law affecting Aon, the Company or any Subsidiary, other than, in the case of clauses (2), (3), (4) and (5) above, any such violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Aon, the Company or any Subsidiary of any declaration, filing or registration with, any Administrative Authority except (1) in connection, or in compliance, with the provisions of the HSR Act or similar Competition Laws in foreign jurisdictions, (2) acquisition of control statement filings and preacquisition statements required under applicable state insurance holding company system laws and regulations and any other insurance regulatory approvals, consents, filings or notices required by any applicable insurance Requirements of Law, (3) such filings as may be required in connection with the Taxes described in Section 8.1 and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

Section 5.5 Financial Statements. Schedule 5.5 contains (a) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2006 and the related unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for the year then ended and (b) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date and the related statements of income and cash flows for the six (6) months then ended (collectively, the “Financial Statements”). Except as set forth therein and except as set forth in Schedule 5.5, the Financial Statements have been prepared in conformity, in all material respects, with GAAP (except that the Financial Statements do not contain footnotes), and such Financial Statements present fairly in accordance with GAAP, in all material respects, the financial position and results of operations of the Company and the Subsidiaries, as of their respective dates and for the respective periods covered thereby, subject, in the case of the financial statements referred to in clause (b), to normal year-end adjustments.

Section 5.6 Operations Since Balance Sheet Date. Except as set forth in Schedule 5.6, from the Balance Sheet Date through the date hereof, there has been no Material Adverse Effect. Except as set forth in Schedule 5.6, from the Balance Sheet Date through the date hereof, the Company and the Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, from the Balance Sheet Date through the date hereof, except as set forth in Schedule 5.6, neither the Company nor any Subsidiary has:

(a) sold, leased (as lessor), transferred or otherwise disposed of (other than any transfers to any Affiliate of the Company or such Subsidiary), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company or such Subsidiary after the Balance Sheet Date, except for (i) assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and (ii) Permitted Encumbrances;

(b) (i) made any investments other than in accordance with the investment policies of the Company and the Subsidiaries as then in effect, (ii) made any amendments to its investment policies or (iii) realized gains or losses on the investment portfolio of the Company and the Subsidiaries, in the case of clauses (i), (ii) or (iii) other than in the ordinary course of business consistent with the past practice of the Company and the Subsidiaries;

(c) cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(d) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(e) made any material change in the cash compensation of their employees (excluding any arrangements that do not involve payments by the Company or the Subsidiaries after the Closing), other than changes made in accordance with normal compensation practices or pursuant to existing contractual commitments and consistent with past compensation practices;

(f) except as set forth in Schedule 5.18, instituted any material increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or such Subsidiary other than in the ordinary course of business (excluding any arrangements that do not involve payments by the Company or the Subsidiaries after the Closing);

(g) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business or made any investment, either by purchase of stock or other securities or contribution to capital, that is material to the Company and the Subsidiaries taken as a whole;

(h) made, or agreed to make, any distribution or other disposition of assets (including cash or cash equivalents) to Aon or any of its Affiliates;

(i) (1) entered into any employment or severance agreement, other than for new employees in the ordinary course of business, (2) increased the benefits payable in the aggregate under severance or termination pay plans or policies, other than as required by Requirements of Law, (3) adopted any new or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or policy for the benefit of any director, officer or employee, other than (A) for new employees in the ordinary course of business, (B) as required by Requirements of Law, (C) amendments to bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation and employee benefit plans or policies which are applicable to all or a portion of the Company and the Subsidiaries and which do not in the aggregate increase amounts otherwise payable under such plans or policies and (D) any change generally applicable to Aon employees or any change in the ordinary course consistent with past compensation practices, (4) increased the compensation or benefits of any director or executive officer, other than in the ordinary course of business and other than pursuant to Requirements of Law or Company Employment Agreements or (5) waived or amended the terms of any non-competition or non-solicitation agreement with any employee;

(j) made any change in or revoked any tax election or method of accounting for Tax purposes or entered into or amended any Tax sharing agreement or Tax indemnity;

(k) made any change in any of the material accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies), except as may be required as a result of a change in Requirements of Law, GAAP or SAP; or

(l) made any change in their charters or by-laws or issued any capital stock (or securities exchangeable, convertible or exercisable for capital stock).

Section 5.7 Taxes. Except as set forth in Schedule 5.7: (i) each of the Company and the Subsidiaries has filed all material Tax Returns required to have been filed by the Company or such Subsidiary on or before the date hereof; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid; (iii) neither the Company nor any of the Subsidiaries has waived in writing any statute of limitations in respect of Taxes of the Company or such Subsidiary which waiver is currently in effect; (iv) neither the Internal Revenue Service nor any other Tax authority is now asserting, or, to the Knowledge of Aon, threatening to assert any issues in connection with the examination of the Tax Returns referred to in clause (i); (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full; (vi) there are no liens for Taxes upon the assets of the Company or any of the Subsidiaries except liens constituting Permitted Encumbrances; (vii) all Tax sharing arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate on or prior to the Closing Date and neither the Company nor any of the Subsidiaries will have any liability thereunder on or after the Closing Date; (viii) all material Taxes which the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or have been accrued, reserved against and entered on the books of the Company or such Subsidiary; (ix) neither the Company nor any Subsidiary will, as a result of this Agreement, make or become obligated to make any “parachute payment” as defined in Section 280G of the Code; (x) Buyer will not be required to deduct or withhold any consideration or amount paid to Aon pursuant to Section 1445(a) of the Code in connection with this Agreement; (xi) the Company and the Subsidiaries have filed Tax Returns in each jurisdiction in which they are required to file a Tax Return and no claim has been asserted by any taxing authority that the Company or any of the Subsidiaries should have filed a Tax Return in any jurisdiction where the Company and the Subsidiaries have not filed a Tax Return; (xii) neither the Company nor any of the Subsidiaries has engaged in or been a party to or was a material adviser to any “listed transaction” or “reportable transaction” as defined in the Treasury Regulations Section 1.6011-4 or any corresponding provision of state, local or foreign tax law; (xiii) each insurance policy issued or sold before the Closing by the Company or a Subsidiary qualified at issuance, and at all times since, as a life insurance contract under the Code, including under Sections 101(f) and 7702 of the Code, if applicable to such policy; (xiv) the Company and the Subsidiaries have complied in all material respects with all relevant requirements of the Code and applicable state Tax laws relating to the insurance policies and contracts it issued or sold, including reporting and disclosure requirements; (xv) each life insurance policy which is a modified endowment contract under Section 7702A of the Code (a “MEC”) has been marketed as such at all relevant times or the policyholders otherwise have been notified of such MEC status; and (xvi) each of the Company and the domestic Subsidiaries is and will be on the Closing Date a member of the selling consolidated group (within the meaning of Section 338(h) of the Code) of which Aon is the common parent. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.7 shall cause Aon to be liable for any Taxes for which Aon is not expressly liable pursuant to Section 8.1.

Section 5.8 Governmental Permits. Except as set forth in Schedule 5.8, the Company and the Subsidiaries own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from an Administrative Authority that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries have complied in all material respects with all terms and conditions of the Governmental Permits. To the Knowledge of Aon, there are no pending or threatened suits, proceedings or investigations with respect to the revocation, cancellation, suspension or non-renewal of any Governmental Permit.

Section 5.9 Real Property. Schedule 5.9 contains a list of: (i) each parcel of real property owned by the Company or a Subsidiary (the “Owned Real Property”); (ii) each option held by the Company or a Subsidiary to acquire any real property; and (iii) each lease or similar agreement under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person in excess of 4,000 square feet (the “Leased Real Property”). The Company or a Subsidiary, as applicable, owns fee simple title to the Owned Real Property, subject only to the Owned Real Property Permitted Exceptions. With respect to each parcel of Owned Real Property, since January 1, 2005, the Company or Subsidiary, as the case may be, that owns such Owned Real Property has not received any written notice with respect to: (1) any claimed or actual violation, in any material respect, of any zoning, subdivision, building or health law, ordinance or rule that has not heretofore been corrected or dismissed; (2) any claim, advice or acknowledgment that such parcel of Owned Real Property is intended to be acquired by condemnation, eminent domain or similar process; or (3) any claim or attempt to take or retake such parcel of Owned Real Property pursuant to quiet title action, action for rescission or reversion or similar action whereby any Person is seeking ownership of such parcel of Owned Real Property.

Section 5.10 Personal Property Leases. Schedule 5.10 contains, as of the date of this Agreement, a list of each lease or other agreement or right under which the Company or any of the Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Company or such Subsidiary without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $250,000.

Section 5.11 Intellectual Property and Computer Hardware. (a) Schedule 5.11(a) contains a list of all Copyrights, Patent Rights and Trademarks owned by or licensed (and, if licensed, from whom if identification of the licensor is readily ascertainable from existing listings of licensed Copyrights, Patent Rights and Trademarks) to the Company or the Subsidiaries which are material to the conduct of their business, as currently conducted.

(b) Schedule 5.11(b) contains a list of all Software owned by or licensed (and, if licensed, from whom if identification of the licensor is readily ascertainable from existing listings of Software licenses) to the Company or the Subsidiaries which is material to the conduct of their business, as currently conducted.

(c) Except as set forth in Schedule 5.11(c), to the Knowledge of Aon, the Company and the Subsidiaries either: (i) own the entire right, title and interest in and to the Copyrights, Patent Rights, Trademarks and Software listed in Schedules 5.11(a) and 5.11(b), free and clear of all Encumbrances; or (ii) have a valid contractual right or license to use the same in the conduct of their business for an annual license fee that does not exceed $175,000.

(d) Except as set forth in Schedule 5.11(d), to the Knowledge of Aon: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.11(a) are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) owned by the Company and the Subsidiaries are valid and in force; and (iii) the Company and the Subsidiaries have the right to bring actions for infringement or unauthorized use of the Copyrights, Patent Rights, Trademarks and Software owned by the Company and the Subsidiaries.

(e) Except as set forth in Schedule 5.11(e), (i) to the Knowledge of Aon, no infringement by the Company or any of the Subsidiaries of any Copyrights, Patent Rights and Trademarks of any other Person has occurred or resulted in any way from the conduct of their business between January 1, 2005 and the date hereof and (ii) no written notice of a claim of any infringement of any Intellectual Property of any other Person has been received by the Company or the Subsidiaries in respect of the conduct of their business between January 1, 2005 and the date hereof.

(f) Except as set forth in Schedule 5.11(f), as of the date hereof, no proceedings are pending or, to the Knowledge of Aon, threatened against the Company or the Subsidiaries which challenge the validity or ownership of any Copyright, Patent Right, or Trademark described in Schedule 5.11(a).

(g) Subsequent to the Closing and except as otherwise permitted hereunder or as provided under a Buyer Ancillary Agreement or Seller Ancillary Agreement or as otherwise may be contained in backup media maintained in the ordinary course of business, neither Aon nor its Affiliates will have access to computer or other electronic data primarily relating to the businesses conducted by the Company and the Subsidiaries.

(h) All Computer Hardware owned or operated by the Company and the Subsidiaries is, in the aggregate, in good working order and condition. The Company and the Subsidiaries maintain Computer Hardware back-up and recovery capabilities reasonably designed to ensure that a system problem does not impact customer facing capabilities or revenue streams. The Company and the Subsidiaries maintain reasonable Computer Hardware and network security controls intended to safeguard each component of the Computer Hardware against the risk of business disruption arising from virus attacks, unauthorized activities of any employee or contractor, hackers or any other Person.

Section 5.12 Title to Tangible Property. Except for assets disposed of in the ordinary course of business, the Company and the Subsidiaries have good and marketable title to each item of equipment and other tangible personal property reflected on the Balance Sheet as owned by the Company and the Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 5.13 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.13:

(a) the Company and the Subsidiaries have complied with all applicable Requirements of Law and Court Orders, other than those instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) as of the date hereof, (i) there are no actions, suits, proceedings or investigations pending or, to the Knowledge of Aon, threatened against the Company or any of the Subsidiaries which, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect and (ii) without limiting the generality of the foregoing, neither the Company nor any Subsidiary has received any notice from any Administrative Authority since January 1, 2006 alleging any violation of any Requirements of Law or Court Orders which would reasonably be expected to have a Material Adverse Effect;

(c) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Aon, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements;

(d) the Company and the Subsidiaries have collected, maintained, processed, transmitted and used data, at all times, in all material respects in accordance with the applicable Requirements of Law, including those affecting or relating to privacy and data protection, and the privacy rights of individuals to which the data pertain; and

(e) neither the Company nor any of the Subsidiaries is subject to any outstanding judgment, award, order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any Administrative Authority that restricts in any material respect the conduct of its business as currently conducted (each, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of Aon, verbally since January 1, 2006 by any Administrative Authority that it is considering issuing or requesting any such Regulatory Agreement.

None of the representations and warranties contained in Sections 5.13(a) or 5.13(b) shall be deemed to relate to Tax matters (which are governed by Section 5.7), ERISA and employee benefits matters (which are governed by Section 5.16) or Environmental Matters (which are governed by Section 5.17).

Section 5.14 Contracts. Except as set forth in Schedule 5.14 or any other Schedule hereto, as of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to or bound by:

(a) any contract for the purchase by the Company or such Subsidiary of supplies or equipment or services which the Company or such Subsidiary reasonably anticipates will involve the annual payment of more than $500,000 or $2,000,000 in the aggregate after the date hereof;

(b) any contract for the sale by the Company or such Subsidiary of any services or products of their business which involved gross written premium and fees in fiscal 2006 of, or which is reasonably anticipated to involve in the year ending December 31, 2007, more than $2,000,000;

(c) any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving indebtedness (excluding intercompany (i.e., solely between one or more of the Company or any Subsidiary) indebtedness and non-trade accounts);

(d) any partnership, joint venture or other similar agreement or arrangement with any entity other than the Company or one of the Subsidiaries;

(e) any agreement containing any covenant or provision prohibiting the Company or such Subsidiary from engaging in any line or type of business, in each case excluding agreements that would not bind the Companies or the Subsidiaries following the Closing;

(f) any reinsurance, retrocessional or similar agreement;

(g) any agreement with Aon or any Affiliate of Aon (other than the Company or a Subsidiary) that (i) contains obligations that extend beyond the Closing and (ii) is not terminable by Buyer or its Affiliates after the Closing upon not greater than 30 days’ notice and without payment or penalty;

(h) any agreement for the employment of any individual (excluding agents) on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $175,000 or providing severance benefits;

(i) any agreement under which any of the Company or a Subsidiary has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(j) any agreement providing for (A) the acquisition of any interest in another entity (whether by purchase of assets, purchase of stock, merger, consolidation, recapitalization, share exchange or otherwise) or (B) the sale or other divestiture of any part of the business of the Company or a Subsidiary (whether by sale of assets, sale of stock, merger, consolidation, recapitalization, share exchange or otherwise), other than, in the case of clause (A) or (B), this Agreement and agreements relating to the acquisition or disposition of investment assets in the ordinary course;

(k) any agreement relating to the maintenance and/or development of and/or consulting services with respect to Software that involves the payment of $175,000 or more in any calendar year (commencing with 2008); or

(l) any agreement relating to maintenance with respect to the Computer Hardware that involves the payment of $175,000 or more in any calendar year (commencing with 2008).

Section 5.15 Status of Contracts. Except as set forth in Schedule 5.15 or in any other Schedule hereto, (i) each of the leases, contracts, licenses and other agreements listed in Schedules 5.9, 5.10, 5.11(c), 5.14 and 5.18 (collectively, the “Business Agreements”) is in full force and effect and is a legal, valid and binding contract or agreement of the Company or the Subsidiary party thereto, and, to the Knowledge of Aon, the other parties thereto, (ii) there is no material default or breach by the Company or the Subsidiary party thereto, or, to the Knowledge of Aon, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, and (iii) to the Knowledge of Aon, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration thereunder, except in each case where such failures to be legal, valid and binding and in full force and effect and defaults and breaches would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.15(b), no consent is required from any Person under any Business Agreements in order to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.15(c), no Business Agreement contains any provision that would allow the other party or parties thereto to terminate such Business Agreement or change any of the terms thereof as a result of the transactions contemplated hereby. Aon has made available to Buyer a true and correct copy of each Business Agreement.

Section 5.16 ERISA. (a) Welfare Plans and Pension Plans. Each Welfare Plan and Pension Plan in which employees of the Company or a Subsidiary located in the U.S. participate is listed in Schedule 5.16 (a) (each, a “Company Plan”), and Aon has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan. With respect to each Welfare Plan and Pension Plan in which employees of the Company or a Subsidiary participate, (i) such plan has been maintained and operated in material compliance with the applicable requirements of the Code, ERISA, the regulations issued thereunder and any other Requirements of Law and (ii) as of the date hereof, no litigation or asserted claims against the Company exist with respect to any such plan (other than claims for benefits in the normal course of business) which would reasonably be expected to result in a material liability to the Company or any Subsidiary. The Company and the Subsidiaries do not have, and have never had, any obligation to contribute to any Multiemployer Plan or union-sponsored welfare fund with respect to its employees located in the U.S. None of the Company, the Subsidiaries or any of their ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA with respect to its employees located in the U.S. Each Company Plan and each Company Employment Agreement that is subject to Section 409A of the Code has been operated in compliance, in all material respects, with Section 409A of the Code.

(b) Other Material Employee Benefits. Any material employee benefits for employees located in the United States (other than those provided through the Welfare Plans and Pension Plans listed in Schedule 5.16(a)) which are in effect on the Closing Date and as to which the Company or a Subsidiary has or may have in the future any liability (other than regular wages or salary), such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any educational assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code, are listed in Schedule 5.16(b), and any written description of any such employee benefit has been made available to Buyer by Aon. Each such plan or program (i) has been maintained and operated in material compliance with the applicable requirements of the Code, ERISA, the regulations issued thereunder and any other Requirements of Law and (ii) as of the date hereof, no litigation or asserted claims against the Company exist with respect to any such plan or program (other than claims for benefits in the normal course of business) which would reasonably be expected to result in a material liability to the Company or any Subsidiary. Schedule 5.16(b) identifies each such material employee benefit that is sponsored or maintained by the Company or a Subsidiary for employees in the United States.

(c) International Employee Benefit Plans. Each Welfare Plan providing post-retirement medical benefits in which employees of the Company employed at locations outside of the United States participate, each funded Pension Plan in which employees of the Company employed at locations outside of the United States participate and each other material Pension Plan (excluding Pension Plans mandated by Requirements of Law) in which employees of the Company employed at locations outside of the United States participate is listed in Schedule 5.16(c) (each, an “International Benefit Plan”), and Aon has made available to Buyer a true and correct copy of each such plan. Each International Benefit Plan (i) has been maintained and operated in material compliance with the applicable Requirements of Law and (ii) as of the date hereof, no litigation or asserted claims against the Company exist with respect to any such International Benefit Plan (other than claims for benefits in the normal course of business) which would reasonably be expected to result in a material liability to the Company or any Subsidiary.

Section 5.17 Environmental Matters. Except as set forth in Schedule 5.17,

(a) the Company and the Subsidiaries are in compliance in all material respects with applicable Environmental Laws;

(b) neither the Company nor any of the Subsidiaries is subject to any judicial or administrative proceedings, orders, judgments, decrees or settlements alleging or addressing a violation of or liability under any Environmental Law, which proceedings, orders, judgments, decrees or settlements would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) since January 1, 2004, neither the Company nor any of the Subsidiaries has received any written notice or claim to the effect that it is in violation of any applicable Environmental Law or is or may be liable to any Person (including any Administrative Authority) as a result of the Release of a Hazardous Material, in either case which notice or claim would reasonably be expected to have a Material Adverse Effect;

(d) Aon has made available to Buyer copies of all environmental reports, studies, assessments and sampling data (other than routine environmental data or correspondence generated on a day-to-day basis) in its possession prepared since January 1, 2005 and relating to the Owned Real Property or Leased Real Property; and

(e) neither the Company nor any Subsidiary has Released any Hazardous Materials on any Owned Real Property or Leased Real Property that, to the Knowledge of Aon, is subject to environmental investigation or remediation or is reasonably likely to result in a claim against any of the Company or any of the Subsidiaries, which Release would reasonably be expected to have a Material Adverse Effect.

The representations and warranties set forth in this Section 5.17 are Aon’s sole and exclusive representations regarding Environmental Matters.

Section 5.18 Employee Relations and Agreements. (a) Schedule 5.18 contains a true and complete listing of each employee of the Company and the Subsidiaries whose base compensation exceeded $175,000 during the twelve months ended December 31, 2006, along with their base compensation during such period. Since the Balance Sheet Date, except as disclosed on Schedule 5.18 or as has occurred in the ordinary course of business and consistent as to timing and amount with past practices, neither the Company nor any Subsidiary has: (i) materially increased the cash compensation payable or to become payable to or for the benefit of any of its employees; (ii) provided any of its employees with materially increased security or tenure of employment; (iii) materially increased the amount payable to any of its employees upon the termination of such persons’ employment; or (iv) materially increased, augmented or improved benefits granted to or for the benefit of its employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

(b) Except as set forth in Schedule 5.18, neither the Company nor any of the Subsidiaries is a party to any labor contract or collective bargaining agreement.

(c) Except as set forth in Schedule 5.18, no union or similar organization represents employees of the Company or the Subsidiaries and, to the Knowledge of Aon, as of the date hereof, no such organization is attempting to organize such employees.

(d) Except as set forth in Schedule 5.18, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any director, officer or employee of any of the Company or a Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due any director, officer or employee of any of the Company or a Subsidiary (excluding, in the case of clause (i) or (ii), any agreements or arrangements that do not involve payments or obligations by the Company or the Subsidiaries).

(e) Schedule 5.18 sets forth all individual employment, termination, retention, severance or other similar contracts or agreements with any current or former employee of the Company under which the Company or the Subsidiaries will have obligations following the Closing (each a “Company Employment Agreement”).

Section 5.19 No Undisclosed Liabilities. Except for (i) liabilities and obligations set forth in Schedule 5.19 or reflected on the Balance Sheet, the Financial Statements or the Statutory Statements, (ii) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice of the Company and the Subsidiaries (including policyholder benefits or other insurance policy liabilities), (iii) liabilities and obligations not required by GAAP or SAP to be reflected in the Balance Sheet, the Financial Statements or the Statutory Statements and (iv) liabilities and obligations which would not reasonably be expected to have a Material Adverse Effect, as of the date hereof neither the Company nor any of the Subsidiaries had any liability, whether contingent, accrued or otherwise, required by GAAP or SAP, as applicable and as in effect on the date hereof, to be reflected on a balance sheet.

Section 5.20 Sufficiency of Assets. Except as set forth in Schedule 5.20, to the Knowledge of Aon, the assets and properties of the Company and the Subsidiaries constitute all of the assets and properties reasonably necessary to operate the business of the Company and the Subsidiaries as heretofore conducted by the Company and the Subsidiaries, other than (i) assets that, individually and in the aggregate, are not material to such business and (ii) assets and properties being provided pursuant to the Aon Transition Services Agreement. Nothing in this Section 5.20 constitutes a representation or warranty with respect to title or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article V.

Section 5.21 Insurance. Aon currently maintains policies covering the Company and the Subsidiaries in respect of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses, and including such levels of self-insured retention, as are in its judgment prudent and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date.

Section 5.22 Regulatory Filings. (a) Aon has heretofore made available for inspection by Buyer (i) each annual or quarterly statement filed with or submitted to any insurance regulatory authorities by any of the Underwriting Companies required to make such filings since December 31, 2005 (collectively, the “Statutory Statements”) and (ii) any material reports of examination of any of the Underwriting Companies required to make such a report, issued by any insurance regulatory authority, in any case, since December 31, 2005. Each of the Underwriting Companies has filed or submitted on a timely basis all Statutory Statements required to be filed with or submitted to the applicable Administrative Authorities in its respective state of domicile and of any state where it is licensed or from which it has received a Governmental Permit. The Statutory Statements present fairly in accordance with SAP, in all material respects, the financial conditions and results of operations of the Underwriting Companies as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto). No material deficiencies have been asserted in writing by any Administrative Authority with respect to any Statutory Statement which has not been cured, waived or otherwise resolved to the material satisfaction of such Administrative Authority.

(b) The reserves and other liability amounts established or reflected on each Statutory Statement, including reserve and other liability amounts in respect of insurance policies (i) were determined in accordance with U.S. generally accepted actuarial standards applied on a consistent basis for the periods presented and based on reasonable actuarial assumptions and (ii) are in compliance in all material respects with the requirements of applicable Requirements of Law.

(c) To the Knowledge of Aon, the Company and the Subsidiaries maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial and statutory statements of the Company and the Subsidiaries and to maintain accountability for the Company’s and the Subsidiaries’ consolidated assets, (iii) access to the Company’s and the Subsidiaries’ assets is permitted only in accordance with management’s authorization and (iv) the reporting of the Company’s and the Subsidiaries’ assets is compared with existing assets at regular intervals.

Section 5.23 Insurance Contracts. (a) Except as set forth in Schedule 5.23, all insurance policy forms issued by the Underwriting Companies (“Insurance Contracts”) are, to the extent required by Requirements of Law, on forms approved by all applicable Administrative Authorities or filed with and not objected to by such Administrative Authorities within the period provided by Requirements of Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as indicated in Schedule 5.23, all such forms comply in all material respects with Requirements of Law. All premium rates of the Underwriting Companies (including rates with respect to Insurance Contracts) that are required to be filed with or approved by any insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable anti-discrimination laws, federal or state, and all applicable insurance laws, except for any failure to be so filed or approved or to so comply would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 5.23 or except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Underwriting Companies have marketed, sold and issued the Insurance Contracts in compliance with all Requirements of Law relating to (i) suitability of sales and replacement of policies, (ii) the disclosure of the nature of insurance products as policies of insurance, (iii) the use of unfair methods of competition and deceptive acts or practices relating to the advertising, sales and marketing of insurance, annuities or guaranteed investment contracts, (iv) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid and (v) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies.

Section 5.24 Reinsurance Agreements. Schedule 5.24 sets forth a complete and accurate list of all reinsurance agreements to which each of the Underwriting Companies is a party (collectively, the “Reinsurance Agreements”), copies of which have been made available to Buyer. No Underwriting Company is in default as to any provision of any such Reinsurance Agreement except for defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.24, each Underwriting Company was entitled to take credit in its most recent Statutory Statement in accordance with SAP for that portion of any such Reinsurance Agreement as to which credit was taken in such statements. The transactions contemplated by this Agreement shall not affect the obligations (if any) of the other parties to the Reinsurance Agreements to make payments to the Underwriting Company party thereto.

Section 5.25 Producers. Except as set forth in Schedule 5.25, since January 1, 2005, to the Knowledge of Aon, each Person performing the duties of insurance producer, agency, agent, managing general agent, wholesaler, broker or solicitor for the Underwriting Companies (collectively, “Producers”) was duly licensed and appointed as an insurance producer, managing general agent, broker or solicitor, as applicable (for the type of business written, sold, or produced by such Producer at the time such Producer wrote, sold, or produced business or performed such other act for or on behalf of the Underwriting Companies that may require a producer’s, solicitor’s, broker’s or other insurance license), as may be required by any Requirements of Law, in each case, with such exceptions as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 5.26 Guaranty Fund Assessments. The Underwriting Companies have (a) timely paid all guaranty association assessments that are due, or claimed or asserted by any state guaranty association or by any insurance regulatory authority to be due and (b) provided for all such assessments in the Statutory Statements to the extent necessary to be in conformity with SAP.

Section 5.27 Insurance Permits. Each of the Underwriting Companies has all insurance licenses the use and exercise of which are necessary for the conduct of their respective insurance businesses as now conducted, other than such insurance licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The business of each of the Underwriting Companies is being conducted in compliance, in all material respects, with all such insurance licenses. All such insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Knowledge of Aon, threatened with respect to the cancellation, suspension or non-renewal of such insurance licenses which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.28 Rating Agencies. Between January 1, 2006 and the date of this Agreement, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held financial strength or claims-paying ability rating assigned to any Underwriting Company which is rated as of the date of this Agreement or indicated in writing that it is considering the downgrade of any rating assigned to any such Underwriting Company (other than any surveillance or review arising out of the transactions contemplated by this Agreement or the Sterling Agreement). Each such Underwriting Company has as of the date of this

Agreement the A.M. Best Company Inc., Standard & Poor’s Rating Service, a division of McGraw Hill Companies, Inc. (“Standard & Poor’s”), and/or Moody’s Investors Service, Inc. respective rating set forth in Schedule 5.28.

Section 5.29 Reserves. Since January 1, 2005, no applicable department of insurance has alleged in writing that the reserves carried on the Statutory Statements by any of the Underwriting Companies for future insurance policy benefits, losses and claims (including claims litigation) are not in compliance with applicable statutory requirements.

Section 5.30 Financial and Market-Conduct Examinations. Aon has made available to Buyer true, correct and complete copies of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations or market-conduct examinations of any of the Underwriting Companies conducted by any Administrative Authority since January 1, 2005.

Section 5.31 Portfolio Investments. All admitted assets included in the investment portfolios of each of the Underwriting Companies as of the date of this Agreement comply in all material respects with the applicable insurance laws and regulations of the state of domicile to which such Underwriting Company is subject relating thereto. Except as set forth in Schedule 5.31, as of December 31, 2006, none of the investments included in the investment portfolios of the Underwriting Companies is in default in the payment of principal or interest or dividends. Except as set forth in Schedule 5.31, neither the Company nor any Subsidiary is a party to any derivative transaction which, pursuant to its terms and without any additional investment decision on the part of the Company or any Subsidiary, could result in an additional payment by the Company or a Subsidiary.

Section 5.32 No Brokers. Except for the services of Aon Capital Markets, LLC, Merrill Lynch & Co., Inc. and Credit Suisse Securities (USA) LLC, none of the Company, any Subsidiary or any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Aon is solely responsible for any payment, fee or commission that may be due to Aon Capital Markets, LLC, Merrill Lynch & Co., Inc. and Credit Suisse Securities (USA) LLC in connection with the transactions contemplated hereby.

Section 5.33 Sterling Agreement. The Sterling Agreement contains no obligations or otherwise gives rise to any liability (whether contingent or otherwise) of the Company or its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Aon to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Aon as follows:

Section 6.1 Organization of Buyer. Buyer has been duly incorporated and is validly existing and in good standing as an exempted company under the laws of the Cayman Islands.

Section 6.2 Authority of Buyer; Conflicts. (a) Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Aon) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will:

(i) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Memorandum of Association or Articles of Association of Buyer, (2) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) assuming that all necessary consents, approvals, authorizations and other actions described in Section 6.2(b)(ii) have been obtained, all filings and notifications described in Section 6.2(b)(ii) have been made and any applicable waiting period has expired or been terminated, any Requirements of Law affecting Buyer, other than, in the case of clauses (2), (3) and (4) above, any such violations, breaches, defaults, rights or loss of rights (A) which are based on any facts or circumstances relating to Aon, the Company or the Subsidiaries or (B) that would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Administrative Authority, except for (1) in connection, or in compliance, with the provisions of the HSR Act or similar competition Requirements of Law in foreign jurisdictions, (2) acquisition of control statement filings and preacquisition statements required under applicable state insurance holding company system laws and regulations and any other insurance regulatory approvals, consents, filings or notices required by any applicable insurance Requirements of Law, (3) such filings as may be required in connection with the Taxes described in Section 8.1(a)(v) and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3 No Violation, Litigation or Regulatory Action.

(a) Buyer has complied with all applicable Requirements of Law and Court Orders, other than those instances of noncompliance which would not reasonably be expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby;

(b) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(c) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4 Investment Intent; Information. (a) Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b) Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer confirms that it has made such further investigation of the Company and the Subsidiaries as was deemed appropriate to evaluate the merits and risks of this purchase. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the directors and officers of the Company, the Subsidiaries, Aon and Persons acting on the Company’s, the Subsidiaries’ and Aon’s behalf concerning the terms and conditions of the purchase of the Shares.

Section 6.5 Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement.

Section 6.6 No Brokers. Except for the services of Goldman, Sachs & Co. and except for fees payable in connection with any financing transactions in which Buyer may engage in connection with the transactions contemplated by this Agreement, neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. Buyer is solely responsible for any payment, fee or commission that may be due to Goldman, Sachs & Co. in connection with the transactions contemplated hereby or in connection with any such financing.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1 Access to Information. (a) Aon shall and shall cause the Company and the Subsidiaries to afford to the officers, employees and authorized representatives of Buyer (including independent public accountants, attorneys and investment bankers) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and the Subsidiaries to the extent Buyer shall reasonably deem necessary in order to be able to operate the Company and the Subsidiaries after the Closing and shall furnish or cause to be furnished to Buyer or its authorized representatives such additional information concerning the Company and the Subsidiaries as shall be reasonably requested; provided, however, that: (i) Aon, the Company and the Subsidiaries shall not be required to violate any Requirements of Law, Court Order or obligation of confidentiality to which Aon, the Company or any Subsidiary is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1; (ii) Aon, the Company and the Subsidiaries shall not be required to furnish or otherwise make available to Buyer customer-specific data or competitively sensitive information; and (iii) Buyer shall not, without the prior written consent of Aon, contact or communicate with any vendor, customer, employee, independent contractor or other business partner of the Company and the Subsidiaries with respect to or in connection with the transactions contemplated by this Agreement. Buyer agrees that: (A) such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Aon, the Company and the Subsidiaries; (B) all requests by Buyer for access or availability pursuant to this Section 7.1 shall be submitted or directed exclusively to an individual to be designated by Aon; and (C) Aon, the Company and the Subsidiaries shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the ordinary course of their business. Notwithstanding the foregoing, the obligations of Aon pursuant to this Section 7.1 shall be subject to the right of Aon to determine, in its discretion, the appropriate timing of the disclosure of information it deems proprietary commercial information or privileged information. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

(b) Prior to the Closing Date, Aon shall, and shall cause the Company and the Subsidiaries to, reasonably cooperate with Buyer with respect to transition matters, including to: (i) provide reasonable access to the employees of the Company and the Subsidiaries in respect of transition planning; (ii) designate certain of their employees to serve as members of a joint Aon/Buyer transition team and cause such individuals to devote reasonable time to transition matters (it being agreed that Aon (including the Company and the Subsidiaries) shall not be required to appoint more than 20 employees to such team); (iii) devote reasonable office accommodations and related facilities for a continuing presence of transition team members on the premises of the Company and the Subsidiaries; (iv) promptly provide the Buyer with copies of all correspondence or written communication among Aon or any of the Company or any Subsidiary, on the one hand, and A.M. Best Company Inc., Standard & Poor’s or Moody’s Investors Service, Inc., on the other, which relates to the business of the Company or any of the Subsidiaries; and (v) make reasonably available officers of the Company and the Subsidiaries to assist the Buyer and its investment bankers in connection with any “due diligence” meetings conducted in connection with any financing transactions entered into by the Buyer in connection with the transactions contemplated by this Agreement.

Section 7.2 Notification. Each of Buyer and Aon shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, any Subsidiary, Aon or Buyer, as the case may be, that would have been listed in Schedule 5.13 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. If a party fails to notify the other party under this Section 7.2, (i) such non-breaching party shall only be entitled to seek indemnification for breach of this Section 7.2 if and to the extent such non-breaching party is otherwise entitled to indemnification pursuant to Section 11.1(a)(i) or 11.2(a)(i), as the case may be, for breach of a representation and warranty and the limits (if any) set forth in Section 11.1(a) or 11.2(a), as the case may be, shall apply to any such indemnification and (ii) a failure to comply with this Section 7.2 shall not cause the failure of any condition set forth in Article IX or X to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Article IX or X to be satisfied.

Section 7.3 Consents of Third Parties; Governmental Approvals. (a) Aon and Buyer will act diligently and reasonably in attempting to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the other party, required to be obtained from any party (other than an Administrative Authority) to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of Aon, the Company, any Subsidiary or any of their respective Affiliates to expend money (other than reasonable fees and expenses of external advisors), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. In the event that Aon, despite acting diligently and reasonably in attempting to secure, before the Closing Date, the consent set forth on Schedule 7.3(a) (the “Third Party Consent”) is unable to obtain such Third Party Consent, Aon shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from the failure to obtain the Third Party Consent (it being understood that the failure to obtain such Third Party Consent shall not be subject to the limitations set forth in Section 11.1(a)).

(b) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Aon, upon the request of Buyer, shall use its reasonable efforts to cooperate with Buyer, in attempting to secure any consents and approvals of any Administrative Authority required to be obtained by Buyer in order to permit the consummation of the transactions contemplated by this Agreement in the most expeditious manner practicable, including approvals and consents from state departments of insurance or similar foreign departments (including the U.K. Financial Services Authority) having or asserting jurisdiction over any of the Underwriting Companies, or to otherwise satisfy the conditions set forth in Sections 9.3 and 10.3. In connection therewith, Buyer shall use its reasonable best efforts to make all such filings no later than 20 business days after the date hereof. Aon shall, and shall cause the Company and the Subsidiaries to, furnish to Buyer such necessary information and reasonable assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions to any Administrative Authority. Prior to filing any materials or documents with any Administrative Authority, Buyer shall afford Aon a reasonable opportunity (no less than three (3) business days) to review and comment on such materials or documents.

(c) Buyer and Aon shall use their reasonable best efforts to file not more than 20 business days after the date hereof (i) with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act and (ii) with any other Administrative Authorities the notifications and other information required to be filed under other Competition Laws with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act or such other Competition Laws. Each of Buyer and Aon agrees to file any additional information requested by such Administrative Authorities agencies under the HSR Act or such other Competition Laws, to make available to the other such information as each of them may reasonably request relative to its business, assets and properties as may be required of each of them to file such additional information and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or such other Competition Laws as soon as practicable after the date hereof.

(d) Each of Buyer and Aon shall (i) permit the other to review in advance any proposed communication by such party to any Administrative Authority relating to the subject matter of this Agreement, (ii) promptly notify the other party of any communication it or any of its Affiliates receives from any Administrative Authority relating to such matters and (iii) provide to the other copies of all correspondence, filings or communications between it (or its advisors) and any such Administrative Authority relating to this Agreement or any of the matters described in this Section 7.3(d); provided that such correspondence does not contain or reveal confidential information of Buyer, the Company, any Subsidiary or any of their respective Affiliates. Neither Buyer nor Aon shall agree to participate in any meeting with any Administrative Authority (including via telephone or conference call) in respect of any filings, investigation or other inquiry unless it consults with the other in advance (to the extent it has reasonable notice thereof and the opportunity to so consult) and, to the extent permitted by such Administrative Authority, gives the other the opportunity to attend and participate at such meeting.

(e) In furtherance and not in limitation of the foregoing, Buyer shall use its reasonable best efforts to take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Requirements of Law of any Administrative Authority so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. Notwithstanding the foregoing, in no event shall Buyer be obligated to (i) accept any condition or requirement imposed by an Administrative Authority relating to the acquisition, ownership or operation of the Company and the Subsidiaries by Buyer which, either alone or together with all such other conditions or requirements, materially and adversely affects the benefits, taken as a whole, which Buyer would otherwise receive from the transactions contemplated by this Agreement had all such conditions and requirements not been imposed or (ii) agree to hold separate or otherwise sell, divest or dispose of (A) any of its assets, properties or businesses or (B) the assets, properties or businesses to be acquired by it pursuant to this Agreement if such actions would materially and adversely affect the benefits, taken as a whole, which Buyer would otherwise receive from the transactions contemplated by this Agreement.

Section 7.4 Operations Prior to the Closing Date. (a) Except as set forth in Schedule 7.4, except as contemplated by this Agreement or except with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Aon shall use its reasonable efforts to cause the Company and the Subsidiaries to operate and carry on their business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Aon shall cause the Company and the Subsidiaries to use their reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company and the Subsidiaries.

(b) Notwithstanding Section 7.4(a), except as set forth in Schedule 7.4, except as contemplated by this Agreement or except with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Aon shall not permit the Company and the Subsidiaries to:

(i) make any material change in their business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii) make any investments other than in accordance with the investment policies of the Company and the Subsidiaries as of the date of this Agreement, or make any material amendments to such investment policies;

(iii) realize gains or losses in investment securities other than in the ordinary course of business consistent with past practices of the Company and the Subsidiaries;

(iv) make any capital expenditure or enter into any contract or commitment therefor, other than in the ordinary course of business, in excess of $1,000,000;

(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business or make any investment, either by purchase of stock or other securities or contribution to capital, that is material to the Company and the Subsidiaries taken as a whole;

(vi) enter into any contract for the purchase of real property;

(vii) cancel any debts owed to or claims held by them (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice or in accordance with Section 7.5;

(viii) sell, lease (as lessor), transfer or otherwise dispose of (other than any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of their assets, other than in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

(ix) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) other than any indebtedness that is subject to Section 7.5;

(x) except as contemplated by Sections 7.5 and 7.6 below, make, or agree to make, any distribution or other disposition of assets (including cash or cash equivalents) to Aon or any of its Affiliates or otherwise declare or pay any dividend on its capital stock;

(xi) enter into any new agreement or arrangement between the Company or a Subsidiary, on the one hand, and Aon or any of its Affiliates (other than the Company and the Subsidiaries), on the other hand;

(xii) enter into any agreement with a third party providing for the acceleration, payment, performance, consent or other consequence as a result of a change in control of any of the Company and the Subsidiaries involving any payment by the Company or the Subsidiaries;

(xiii) (1) enter into any employment or severance agreement, other than for new employees in the ordinary course of business, (2) increase the benefits payable in the aggregate under severance or termination pay plans or policies in effect on the date hereof, other than as required by Law, (3) adopt any new or amend any existing bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan or policy for the benefit of any director, officer or employee, other than (A) for new employees in the ordinary course of business, (B) as required by Requirements of Law, (C) amendments to bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plans or policies which are applicable to all or a portion of the Company and the Subsidiaries and which do not in the aggregate increase amounts otherwise payable under such plans or policies and (D) any change generally applicable to Aon employees or any change in the ordinary course consistent with past compensation practices, (4) increase the compensation or benefits of any director or executive officer, other than in the ordinary course of business and other than pursuant to Requirements of Law or Company Employment Agreement or (5) waive or amend the terms of any noncompetition or nonsolicitation agreement with any employee;

(xiv) change any of the material accounting principles, practices, methods or policies (including but not limited to any reserving methods, practices or policies or the classification or computation of current or deferred tax assets or liabilities on the Balance Sheet), except as may be required as a result of a change in Requirements of Law, GAAP or SAP (with Aon providing the Buyer with prompt, prior written notice of any such change);

(xv) make, change or revoke any Tax election or method of accounting for Tax purposes or enter into or amend any Tax sharing agreement or Tax indemnity if such action would increase the amount of Taxes for which Buyer would be liable pursuant to this Agreement;

(xvi) make any change in their charters or by-laws or issue any capital stock (or securities exchangeable, convertible or exercisable for or rights to acquire capital stock);

(xvii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, amalgamation, consolidation, restructuring, recapitalization or other reorganization, other than any transactions in connection with facilitating the restructuring contemplated by Section 8.8; or

(xviii) agree in writing or otherwise to take any of the actions described above in clauses (i) through (xvii) of this Section 7.4.

Section 7.5 Termination of Certain Intercompany Indebtedness. (a) At or prior to the Closing, Aon shall release, cancel, terminate or otherwise settle in the most tax-efficient manner all intercompany indebtedness and non-trade accounts (other than ordinary course trade payables and receivables and federal income Tax payables) owed by the Company and the Subsidiaries to Aon or any of its Affiliates (other than the Company and the Subsidiaries) as of the Closing Date, and Aon shall cause the Company and the Subsidiaries to release, cancel, terminate or otherwise settle in the most tax-efficient manner all intercompany indebtedness and non-trade accounts (other than ordinary course trade payables and receivables) owed by Aon or any of its Affiliates (other than the Company and the Subsidiaries) to the Company and the Subsidiaries as of the Closing Date; provided, however, that any intercompany indebtedness and non-trade accounts involving the Underwriting Companies shall be settled (i) in cash or (ii) by a dividend of any intercompany note reflecting amounts owing from Aon to the Company.

(b) Aon shall deliver to Buyer documentation evidencing the release, cancellation, termination or settlement of the intercompany indebtedness and non-trade accounts referred to in Section 7.5(a) and the termination of the agreements between Aon or any of its Affiliates (other than the Company or a Subsidiary), on the one hand, and any of the Company or a Subsidiary, on the other hand, listed on Schedule 7.5(b). Aon agrees to inform Buyer no later than 10 days prior to the anticipated Closing Date of the estimated aggregate amount of the outstanding balances of the intercompany indebtedness and non-trade accounts as of the Closing Date. In the event that any agreements or intercompany account (other than ordinary course trade payables and receivables and federal income Tax payables) which this Section 7.5 requires be terminated or settled at or before the Closing is inadvertently not terminated or settled, such agreement or intercompany account shall be settled after the Closing in the ordinary course of business.

Section 7.6 Special Dividend. Prior to the Closing, Aon shall be entitled to cause the Company to declare and pay a special dividend to Aon consisting of (i) cash, (ii) the non-cash financial assets set forth in Schedule 7.6 and (iii) all of the issued and outstanding shares of capital stock of Sterling or the proceeds from the sale of all of the issued and outstanding shares of capital stock of Sterling pursuant to the Sterling Agreement (the “Special Dividend”). Buyer agrees that it will cooperate and provide Aon with reasonable assistance to obtain any required regulatory approvals in connection with the declaration and payment of the Special Dividend.

Section 7.7 Vendor Contracts. (a) Aon and Buyer shall use commercially reasonable efforts (i) to cause the Vendor Contracts to be replaced, at or prior to Closing, with separate contracts that are reasonably acceptable to Aon and Buyer and (ii) to cooperate and provide each other with reasonable assistance in effecting such separation of such Vendor Contracts prior to the Closing and for a period of three (3) months following the Closing.

(b) If the parties are not able to effect the separation of the Vendor Contracts prior to the Closing, then, until such Vendor Contracts are separated or such Vendor Contracts expire in accordance with their respective terms, to the extent permissible under Requirements of Law and under the terms of such Vendor Contracts, each of the parties hereto agrees to (i) use commercially reasonable efforts to perform the obligations under such Vendor Contracts applicable to it and its Affiliates; (ii) promptly reimburse the other party hereto for any expenses incurred by such party or its Affiliates; (iii) hold in trust for the benefit of the other party, and to promptly forward to the other party, any monies or other benefits received pursuant to such Vendor Contracts allocable to the other party (or its Affiliates); and (iv) endeavor to institute alternative arrangements intended to put the parties in substantially the same economic position as if such Vendor Contracts were separated; provided, however, that if the parties are not able to effect the separation of the Vendor Contracts within three (3) months after the Closing, then Aon and its Affiliates shall have no further obligation to Buyer or its Affiliates with respect thereto and may freely terminate the Vendor Contracts or any portion thereof. Buyer shall be solely responsible for replacing each Vendor Contracts to the extent it is not separated or transitioned hereunder.

(c) If following the Closing, the Company or any Subsidiary terminates any Vendor Contract and Aon or any of its Affiliates incurs any liability or incremental cost or expense to the vendor under the applicable Vendor Contract by reason thereof, Buyer shall reimburse Aon or such Affiliate for such liability, cost or expense.

Section 7.8 No Solicitation; No Waiver of Confidentiality Provisions. (a) Aon agrees that, during the period commencing on the date hereof through the earlier to occur of the Closing or the termination of this Agreement, that it will not, and it will use its reasonable best efforts to cause each of its Affiliates and its and their directors, officers and representatives not to, directly or indirectly, knowingly initiate, solicit, encourage, discuss, negotiate or respond affirmatively to any inquiries, proposals or offers (whether initiated by them or otherwise) with respect to (i) any transaction, however structured, resulting in or relating to the acquisition of any equity interests of the Company or any Subsidiary or any interest therein by a third party or (ii) the acquisition of all or a material portion of the assets and properties of the Company or any Subsidiary (each, a “Potential Transaction”) from any Person or provide information to any Person in connection with a Potential Transaction. Aon shall terminate any existing discussions with respect to a Potential Transaction. Notwithstanding the foregoing, nothing contained in this Section 7.8 shall in any manner apply to or be construed to limit Aon regarding any actions involving the sale of all of the issued and outstanding shares of capital stock of Sterling.

(b) From the date of this Agreement through the Closing, Aon shall not waive any confidentiality provisions of any agreements entered into with respect to a possible transaction involving the Company or any Subsidiary. On or before the Closing Date, Aon shall request the other parities to any such confidentiality provisions or agreements to return or destroy any information provided thereunder.

Section 7.9 Financial Statements. (a) From and after the date hereof until the earlier to occur of the Closing or the termination of this Agreement, Aon shall deliver to Buyer copies of any annual or quarterly statements of each of the Underwriting Companies filed with the applicable insurance regulatory authority of its jurisdiction of domicile promptly, but in no event later than ten (10) business days after, such statements are filed with the applicable regulatory authority.

(b) On or prior to the Closing Date, Aon shall deliver to Buyer unaudited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2007 and the related consolidated statements of income and cash flows for the year then ended.

Section 7.10 Olympic Agreements. Prior to the Closing, Aon shall cause the Administrative Services Agreement, effective January 1, 1999, as amended, between Olympic Health Management Systems, Inc. and the Company to be amended so that the term of such agreement (Section 5.1 thereof) is extended until two years from the date of this Agreement and Section 5.2 thereof (which allows for termination upon not less than six months notice) is deleted; and no other amendments thereof shall be made. Prior to the Closing, Aon shall cause the Joint Marketing Agreement, effective May 15, 2006, between the Company and Olympic Health Management Services, Inc. to be amended so that Section 8.1 thereof is deleted and replaced with a provision providing for a term of two years from the date of this Agreement; and no other amendments thereof shall be made.

Section 7.11 Sterling Transition Services Agreement. Prior to the Closing, Aon shall be entitled to cause the Company to enter into the Sterling Transition Services Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Tax Matters. (a) Liability for Taxes. (i) Aon shall be liable for and pay, and pursuant to Article XI (and subject to the provisions thereof but not subject to the limitations in Section 11.1(a)) agrees to indemnify and hold harmless each Buyer Group Member, the Company and the Subsidiaries against, any and all Taxes (A) imposed on the Company or any Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state or local law as a result of the Company or any Subsidiary having been a member of the Aon consolidated group, (B) imposed on the Company, any Subsidiary, or any Buyer Group Member as a result of the restructuring described in Section 8.8 of this Agreement, (C) imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, including Section 338 Taxes and any Taxes imposed on the transactions contemplated by the Sterling Agreement or (D) imposed on the Company or any

Subsidiary as a result of any breach of warranty or misrepresentation under Section 5.7 but only for and to the extent attributable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Aon shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from and against (I) any Taxes shown as a liability or reserve on the Net Worth Adjustment Report and taken into account in the calculation of the Closing Date Net Worth (“Reserved Taxes”); (II) any Taxes (other than any Section 338 Taxes) that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares or the deemed purchase of shares of any of the Subsidiaries or that result from Buyer, any Affiliate of Buyer, the Company or any Subsidiary engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or any Subsidiary for federal, state or local Tax purposes and (III) any Taxes imposed on the Company or any Subsidiary or for which the Company or any Subsidiary may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing and would not have been otherwise included as part of the Section 338 Taxes (the Taxes described in this proviso being referred to as “Excluded Taxes”); provided, further, that Aon’s liability for any withholding or employment Taxes relating to any taxable year or period ending on or before the Closing Date or the portion of any Straddle Period ending on and including the Closing Date shall be governed solely by the provisions of Section 5.7 (determined without regard to the last sentence thereof), including the applicable limitations of Article XI, and shall not be governed by this Section 8.1. Except as otherwise provided in this Section 8.1, Aon shall be entitled to any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. For the avoidance of doubt, no provision in this Agreement shall be read to require Buyer to pay over any amount of Taxes to Aon that has been reflected as a receivable (or netted against a Tax liability) in the Net Worth Adjustment Report or to require Buyer to indemnify Aon for any Taxes that would be treated as Section 338 Taxes as well as being treated under another provision of this Section 8.1.

(ii) Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the provisions thereof but not subject to the limitations in Section 11.2((a)) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on the Company or any Subsidiary or for which the Company or any Subsidiary may otherwise be liable for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes described in clauses (A) and (B). Buyer shall pay Aon (in the case of any Reserved Taxes that are required to be paid by Aon on behalf of the consolidated group of corporations, combined group of corporations, affiliated group of corporations or unitary group of corporations (or other similar group) of which the Company and its relevant Subsidiaries are members (“Reserved Consolidated Taxes”)) or the relevant taxing authority (in the case of all other Reserved Taxes) all Reserved Taxes in accordance with past practice (but, in the case of Reserved Consolidated Taxes, in no event later than five (5) business days following the Net Worth Adjustment Report Finalization Date). For the avoidance of doubt, Buyer shall pay Aon the full amount accrued for Reserved Consolidated Taxes (regardless of any actual Tax liability).

(iii) For purposes of Sections 8.1(a)(i) and 8.1(a)(ii), whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Aon would otherwise be liable pursuant to Section 8.1(a)(i), and such change is reasonably expected to result in a decrease in the Tax liability of the Company, any Subsidiary, Buyer or any Affiliate or successor thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Aon shall not be liable under Section 8.1(a)(i) with respect to such increase to the extent of the present value (using a discount rate equal to the then “Federal Mid-Term Rate,” as that term is defined in Section 1274(d) of the Code) of such decrease (and, to the extent such increase in Tax liability is paid to a taxing authority by Aon or any Affiliate thereof, Buyer shall pay Aon an amount equal to the present value of such decrease).

(v) Notwithstanding anything herein to the contrary, Aon and Buyer shall be equally responsible for and shall each pay 50% of all real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement (except the restructuring described in Section 8.8, which Taxes, if any, shall be the responsibility of Aon).

(b) Tax Returns. (i) Aon shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns required to be filed with respect to the Company and the Subsidiaries for taxable years or periods ending on or prior to the Closing Date, and Aon shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and the Subsidiaries, and Buyer shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to any Straddle Period (I) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Aon is liable or deferring deductions to periods for which Buyer is liable) and (II) such Tax Returns shall be submitted to Aon not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Aon, which approval may not be unreasonably withheld. Aon or Buyer shall pay the other party for the Taxes for which Aon or Buyer, respectively, is liable pursuant to Section 8.1(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.1(b) upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Aon or Buyer, as the case may be, but in no event earlier than 10 business days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in Sections 11.1(a) and 11.2(a).

(ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Aon, which consent may not be unreasonably withheld.

(iii) Buyer shall promptly cause the Company and each Subsidiary to prepare and provide to Aon a package of Tax information materials, including schedules and work papers (the “Tax Package”), required by Aon to enable Aon to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company and the Subsidiaries. Buyer shall cause the Tax Package to be delivered to Aon within 75 days after the Closing Date.

(c) Contest Provisions. After the Closing Date, in the case of any audit, examination, claim or other proceeding (“Proceeding”) with respect to Taxes for which Aon is or may be liable or entitled to a refund pursuant to this Agreement, Buyer shall promptly inform Aon of such Proceeding, and shall afford Aon, at Aon’s expense, the opportunity to control the conduct of such Proceedings and initiate any claim for refund, file any amended return or take any other action which Aon deems appropriate with respect to such Taxes; provided, however, that if Aon chooses to control such Proceeding and such Proceeding is reasonably expected to affect Taxes for which Buyer is liable, Buyer shall be entitled to participate at its expense. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Aon to take all actions desired by Aon with respect to such Proceeding to the extent such Proceeding may affect the amount of taxes for which Aon is liable or entitled to a refund pursuant to this Agreement. Any Proceeding with respect to Taxes for a period which includes but does not end on the Closing Date shall be controlled by Buyer, but Aon shall be entitled to participate at its expense. Notwithstanding any provision of this Section 8.1 to the contrary, Aon shall not settle any Proceeding, initiate any claim for refund or file any amended Tax Return without the prior written consent of Buyer, which consent shall not be unreasonably withheld, if, as result of such Proceeding, claim for refund or amended Tax Return, the Taxes payable by Buyer or the Company for a taxable period for which Aon is not obligated to indemnify Buyer or the company pursuant to this Section 8.1 would likely be increased. Notwithstanding any provision of this Section 8.1 to the contrary, Buyer shall not settle any Proceeding, initiate any claim for refund or file any amended return without the prior written consent of Aon, which consent shall not be unreasonably withheld if, as a result of such Proceeding, claim for refund or amended Tax Return, the Taxes for which Aon is obligated to indemnify Buyer or the company pursuant to this Section 8.1 would likely be increased.

(d) Assistance and Cooperation. After the Closing Date, Aon and Buyer shall (and shall cause their respective Affiliates to):

(i) assist the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(b);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and the Subsidiaries;

(iii) make available to the others and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiaries;

(iv) provide timely notice to the others in writing of any pending or threatened Tax audits or assessments of the Company and the Subsidiaries for taxable periods for which the other may have a liability under this Section 8.1;

(v) furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(a)(v) (relating to sales, transfer and similar Taxes); and

(vii) timely provide to the others powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

(e) Election Under Section 338(h)(10). (i) Each of Aon and Buyer shall cause an authorized person to make a joint election under Section 338(h)(10) of the Code and a similar election under any applicable state, local or foreign income tax law for each domestic Company and Subsidiary treated as a corporation for U.S. federal income tax purposes (collectively, the “Section 338(h)(10) Elections”). To facilitate such election, Aon shall deliver to Buyer on the Closing Date an Internal Revenue Service Form 8023 and, within 60 days after the Closing Date (but in no event after the date which is 60 days prior to the due date) Aon shall deliver any similar form under applicable state, local or foreign income tax law (collectively, the “Forms”) with respect to the Section 338(h)(10) Elections, which Forms shall have been duly executed by an authorized person. Aon and Buyer shall cooperate in the preparation of any information to be included in the Forms or attachments thereto. Buyer shall (1) cause the Forms to be duly executed by an authorized person for Buyer, (2) subject to the following paragraph, prepare and attach any schedules required to be attached, and (3) provide a copy of the executed Forms and schedules to Aon within 120 days after the Closing Date or such later date reasonably agreed by Aon and Buyer. Within 150 days after the Closing Date or such later date reasonably agreed to by Aon and Buyer in writing (but in no event after the date that is 60 days prior to the due date), Aon shall review and provide any comments on the Forms to Buyer. Buyer shall consider any such comments received from Aon and shall make any agreed changes to the Forms prior to filing the Forms with the relevant taxing authorities. Buyer shall duly and timely file the Forms as prescribed by Treasury Regulation §1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income tax Law, and deliver evidence of such filings to Aon. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

(ii) Within 60 days following the final determination of the Net Worth Adjustment Amount pursuant to Section 4.5, Buyer shall prepare and deliver to Aon a schedule (the “Allocation Schedule”) allocating the Aggregate Deemed Sales Price, as defined in Treasury Regulation Section 1.338-4, for the assets of the Company and each Subsidiary for which a Section 338(h)(10) Election will be made, among the assets of the Company and each such Subsidiary. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. Aon agrees to review such Allocation Schedule and provide written notice to Buyer of any disputes within 30 days after the date on which the Allocation Schedule is delivered to Aon. The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on Aon and Buyer in the event Aon does not timely provide written notice to Buyer. If a change proposed by Aon is disputed by Buyer, then Aon and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of 20 days following the date on which Aon gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Aon shall together choose an Accounting Firm to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Aon, and not by independent review, only those issues still in dispute with respect to the Allocation Schedule. The decision of the Accounting Firm shall be final and binding. All of the fees and expenses of the Accounting Firm shall be equally paid by Buyer, on the one hand, and Aon, on the other hand. Buyer and Aon each agrees that promptly upon receiving the final and binding Allocation Schedule it shall return an executed copy thereof to the other party. Each of Buyer and Aon agrees to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule.

(f) Elections under Section 338 for International Subsidiaries. Aon and Buyer agree to work together to determine whether Buyer shall be entitled to make an election under Section 338 of the Code or under any applicable similar provision of state or foreign law with respect to any of the Subsidiaries that is not a domestic corporation for U.S. Federal income tax purposes and that Buyer may choose to make the election without agreement of Aon if Buyer agrees to pay any incremental Taxes on Aon resulting from such election.

(g) Options; Restricted Stock.

(i) Options. In the event that subsequent to the Closing Date any current or former employee of the Company or a Subsidiary exercises options to purchase stock of Aon which options were received by such employee in connection with the performance of services for the Company, such Subsidiary or an Affiliate of the Company or such Subsidiary, as the case may be, and are outstanding on the Closing Date (the “Aon Options”), Aon and Buyer agree and acknowledge that they shall report the exercise of the Aon Options in accordance with clause (iii) below. Buyer shall (or shall cause its Affiliates to) immediately inform Aon of any event that results in the forfeiture of any Aon Options by any person holding such options.

(ii) Stock-Based Awards. In the event that subsequent to the Closing Date any current or former employee of the Company or a Subsidiary becomes vested (in whole or in part) in any restricted stock units or performance share units of Aon which (A) were received by such employee in connection with the performance of services for the Company, such Subsidiary or an Affiliate of the Company or such Subsidiary, as the case may be, and (B) with respect to which an effective election under Section 83(b) of the Code was not made (the “Aon Stock-Based Awards”), Aon and Buyer agree and acknowledge that they shall report the vesting of the Aon Stock-Based Awards in accordance with clause (iii) below.

(iii) Compensation Expense; Employment Taxes; Reimbursement. Upon the exercise of the Aon Options or the vesting of the Aon Stock-Based Awards, as applicable, the Company or a Subsidiary, as applicable, shall, if and only if Aon has determined that Aon cannot claim the deduction, (A) claim the compensation expense deduction associated with such exercise or vesting measured by the fair market value of Aon stock at the time of such exercise (less the exercise price) or vesting (the “Compensation Deduction”), (B) pay all employment and withholding Taxes resulting from such exercise or vesting and (C) file all Tax Returns related to the payment of such employment and withholding Taxes. The Company or such Subsidiary shall pay Aon an amount equal to the tax benefit realized by Buyer or any of its Affiliates (determined on an After-Tax Basis) as a result of such Compensation Deduction less the after-tax cost to Buyer of any employment Taxes required to be paid on the exercise or vesting of the Aon Option or Aon Stock-Based Awards within 60 days of the date the Tax benefits are realized by the Company or such Subsidiary from the Compensation Deduction.

(h) Buyer shall not cause or permit the Company or Subsidiaries to carry back any loss, credit or other allowance to a Tax period (or any portion thereof) ending on or prior to the Closing Date without Aon’s prior written consent (which consent may not be unreasonably withheld). In the event that Buyer, the Company or a Subsidiary is required to carry back any amount to a Tax period ending on or prior to the Closing Date, Aon will pay to Buyer the amount of any refund (or reduction in Taxes) obtained by Aon as a result of such carry back.

(i) All amounts paid as an indemnity by one party to the other under this Agreement will be treated, to the extent permitted under applicable law, as adjustments to the Purchase Price for all Tax purposes.

Section 8.2 Employee Matters. (a) Continued Employment. As of the Closing Date, Buyer agrees to, or to cause an Affiliate of Buyer to, continue to employ as a successor employer all of the employees of the Company and the Subsidiaries (including all such employees who have rights of employment in accordance with the established practices or policies of the Company and the Subsidiaries on return from any vacation, leave or other authorized absence) (collectively, the “Transferred Employees”). For a period of at least one year following the Closing Date, each Transferred Employee shall be entitled to receive while in the employment of Buyer or its Affiliates at least the same salary or hourly wages as were provided to such employee by the Company and the Subsidiaries, immediately prior to the Closing Date. For the period from the Closing Date through the last day of the calendar year in which the Closing Date occurs, the Buyer shall, or shall cause an Affiliate of Buyer to, continue to maintain for the benefit of the Transferred Employees while in the employment of Buyer or its Affiliates the bonus program in which such Transferred Employees participated as employees of the Company or a Subsidiary immediately prior to the Closing Date. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates (including the Company and the Subsidiaries) shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable law.

(b) Buyer Benefit Plans. Through the end of the calendar year during which the Closing Date occurs, Buyer shall provide, or shall cause the Company and the Subsidiaries to provide, employee benefits (including, for the avoidance of doubt, retirement, welfare and fringe benefits) to Transferred Employees that provide at least substantially comparable aggregate value to those benefits provided under the Company Plans in effect immediately prior to the Closing Date.

(c) Company Plans and International Plans. (i) Except as set forth in Schedule 8.2(c), as provided for in the Closing Date Net Worth or as otherwise specifically provided in this Section 8.2 (collectively, the “Assumed Plan Liabilities”), neither Buyer nor any of its Affiliates shall assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in the assets of, any Company Plans. Buyer shall assume (or cause the Company and the Subsidiaries to assume) the Assumed Plan Liabilities. Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Transferred Employees will cease any participation in, and any benefit accrual under, all Company Plans; provided, however, that if Buyer does not sponsor a retiree medical plan for pre-age 65 or post-age 65 retirees, then otherwise eligible Transferred Employees may apply for coverage on or before December 31, 2008 under Aon’s U.S. retiree medical plan and will be granted age and service credit for their employment with the Buyer or its Affiliates for eligibility purposes. Buyer will have no responsibility in connection with the administration or funding of any Aon-sponsored retiree medical plan.

(ii) As of the Closing Date, Buyer shall assume (or will cause the Company and the Subsidiaries to continue) the International Benefit Plans set forth in Schedule 8.2(c) (collectively, the “Assumed International Plans”), including assuming or retaining, as applicable, all liabilities and obligations for benefits payable under the Assumed International Plans. Except for assets specifically relating to such Assumed International Plans, no portion of the assets of any trust or other fund maintained by Aon for the purpose of paying benefits under the Assumed International Plans will be transferred to Buyer, the Company or the Subsidiaries.

(iii) Buyer currently maintains one or more qualified defined contribution plans (“Buyer’s DC Plans”) that contain or will contain all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans) of “eligible rollover distributions” as defined in the Code and applicable Requirements of Law that Transferred Employees are eligible to receive from Aon’s defined contribution plans (“Aon’s DC Plans”) without adversely affecting the qualified status of Aon’s DC Plans; provided, however, that Buyer’s DC Plan will not be required to accept the rollover of any amount attributable to a form of contribution that is not otherwise available under Buyer’s DC Plan. Buyer’s DC Plans will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding to the Transferred Employee under Aon’s DC Plans on the date of the direct rollover, and Buyer, the Company and Aon will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted. Aon agrees not to place any such loans in default for at least 90 days following the Closing Date.

(d) Layoff Benefits. Notwithstanding any of the foregoing to the contrary, following the Closing Date, Buyer agrees to, or to cause its Affiliates to, provide severance benefits to any Transferred Employee who is laid off during the one-year period beginning on the Closing Date in an amount that is at least equal to the layoff benefits that would have been paid to such employee pursuant to the terms of the Company Plans as in effect immediately prior to the Closing Date, to be calculated, however, on the basis of the employee’s base salary and service at the time of the layoff; provided, however, that if an individual is entitled to a severance or layoff benefit under a Company Employment Agreement, the individual will not be entitled to a layoff benefit under this paragraph (d).

(e) Individual Employment Contracts. Except as set forth on Schedule 8.2(e), effective as of the Closing Date, Buyer shall assume, or cause an Affiliate to continue to be obligated under or assume the Company’s and the Subsidiaries’ obligations under all individual employment, termination, retention, severance or other similar contracts or agreements with any current or former employee of the Company and the Subsidiaries and all of the obligations as the employer under such contracts and agreements, as set forth in Schedule 5.18.

(f) Welfare Benefits. Except as otherwise expressly provided herein, Aon or one of its Affiliates shall retain responsibility under the Company Plans that are Welfare Plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferred Employees and their eligible dependents but only to the extent the claims were incurred prior to the Closing Date. However, Buyer shall reimburse Aon or one of its Affiliates promptly for any payments of welfare benefits, properly made by Aon or one of its Affiliates in accordance with the terms of the applicable welfare plan maintained by Buyer or one of its Affiliates, to eligible Transferred Employees and their eligible dependents on or after the Closing Date with respect to claims incurred after the Closing Date upon receipt of periodic billings for such amounts. Buyer and its Affiliates shall be responsible for all other welfare benefit claims made by the Transferred Employees and their eligible dependents to the extent such claims were incurred on or after the Closing Date.

(g) Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (but not for purposes of defined benefit pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Transferred Employees, following the Closing Date such plan, program or arrangement shall credit such Transferred Employees for service earned on and prior to the Closing Date with the Company, the Subsidiaries, any of their respective Affiliates or any of their respective predecessors (but only to the extent Aon credited such service) in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date.

(h) Preexisting Conditions; Coordination. Following the Closing Date, Buyer shall, or shall cause its Affiliates to, waive limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of the Transferred Employees and their eligible dependents to the same extent as any other new employee of Buyer. Following the Closing Date, Buyer shall recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its health and dental plans (the “Buyer Plans”), deductible and out of pocket expenses paid by Transferred Employees and their respective dependents under health and dental Company Plans in the calendar year in which the Closing Date occurs to the extent the Transferred Employees participate in any such Buyer Plans in such same calendar year.

(i) Vacations. Buyer shall, or shall cause its Affiliates to, continue a vacation program for the benefit of the Transferred Employees through at least the end of the calendar year in which the Closing occurs that is at least as favorable as the vacation program of the Company and the Subsidiaries in effect immediately prior to the Closing Date. Buyer shall, or shall cause its Affiliates to, recognize and provide all accrued but unused vacation of each Transferred Employee as of the Closing Date. Neither Aon nor its Affiliates shall have any obligation or liability to pay or provide any vacation payments claimed on or after the Closing Date.

(j) Bonuses. Buyer shall, or shall cause its Affiliates to, assume the bonus programs for Transferred Employees in existence as of the Closing Date and shall pay to the Transferred Employees the bonuses they earn under such programs with respect to the bonus determination period that includes the Closing Date, it being understood that bonus amounts shall be fully accrued with respect to all periods through the Closing Date (and including the Closing) in the calculation of Closing Date Net Worth.

(k) Healthcare Flexible Spending Account Program. Buyer shall, or shall cause its Affiliates to, establish or maintain a Healthcare Flexible Spending Account program for each Transferred Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Healthcare Flexible Spending Account program of Aon. The beginning balance as of the Closing Date in Buyer’s Healthcare Flexible Spending Account program shall be the unused portion of the balance in Aon’s Healthcare Flexible Spending Account program, and Aon shall transfer to Buyer an amount, in cash, equal to such balance.

(l) COBRA. Following the Closing Date, Buyer shall, or shall cause an Affiliate to, provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to claims incurred at any time on or after the Closing Date. Aon or one of its Affiliates shall provide COBRA coverage for former employees of the Company and the Subsidiaries who do not become Transferred Employees.

(m) WARN. Buyer shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from Buyer’s, the Company’s or a Subsidiary’s actions following the Closing.

(n) Workers’ Compensation Liabilities. As of the Closing Date, Buyer will cause the Company and the Subsidiaries to assume (or reimburse Aon for) all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law payable following the Closing Date to or with respect to any employee or former employee of the Company or any of the Subsidiaries who was employed by the Company or the Subsidiaries on the date the claim arose or the incident on which the claim is based occurred.

Section 8.3 Securities Law Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Administrative Authority and that the Shares may be sold or disposed of only in one or more transactions (i) registered under the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority or (ii) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority is available. Buyer acknowledges and agrees that no person has any right to require Aon or the Company to cause the registration of any of the Shares. The certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws or the laws of any other Administrative Authority:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

Section 8.4 Insurance; Risk of Loss. Aon will cause the Company and the Subsidiaries to keep insurance policies currently maintained by the Company or the Subsidiaries covering their business, assets and current or former employees, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. From and after the Closing Date, Buyer shall be solely responsible for all insurance coverage and related risk of loss based on claims pending as of the Closing Date and claims made after the Closing Date, without regard to when the event giving rise to any such claim occurred, with respect to the Company, the Subsidiaries and their business, assets and current or former employees. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, such other party will promptly supply such information.

Section 8.5 Release of Guaranties. Buyer shall use all reasonable efforts to cause Aon and its Affiliates to be fully released, as of the Closing Date or as promptly as practicable after the Closing Date, in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Aon or its Affiliates relating to any parcel of Leased Real Property or any other contractual commitment of the Company and the Subsidiaries (collectively, the “Guaranties”). If Buyer is unable to effect such a substitution and release with respect to any Guaranty, Buyer shall indemnify each Seller Group Member against any and all Loss or Expense arising from such Guaranty. Without limiting the foregoing, after the Closing Date, Buyer will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any contract, lease or other obligation that is covered by a Guaranty without providing Aon with evidence reasonably satisfactory to them that the Guaranty has been released. Any cash or other collateral posted by Aon or its Affiliates in respect of any Guaranty shall be delivered to Aon.

Section 8.6 Noncompetition and Nonsolicitation. (a) For a period of two years following the Closing, Aon shall not, and shall cause its Affiliates not to, solicit any employees of Buyer or any of its Affiliates identified to Aon as part of the transactions contemplated by this Agreement to leave the employ of Buyer or its Affiliates or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary; provided, however, that Aon or any of its Affiliates may solicit any Transferred Employees who are discharged by the Company or a Subsidiary, and, provided, further, that nothing in this Section 8.6(a) shall prohibit Aon or any of its Affiliates from employing any Transferred Employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation, (ii) seeks employment in response to any general advertisement or other similar method and not in response to any direct or indirect solicitation efforts or (iii) whose employment has been terminated prior to commencement of employment discussions.

(b) For a period of two years following the Closing, Buyer shall not, and shall cause its Affiliates (including the Company and the Subsidiaries) not to solicit any employees of Aon or its Affiliates identified to Buyer as part of the transactions contemplated by this Agreement to leave the employ of Aon or its Affiliates, as applicable, or violate the terms of their contracts, or any employment arrangements, with Aon or its Affiliates, as applicable; provided, however, that Buyer or any of its Affiliates may solicit any such employees who are discharged by Aon or its Affiliates, as applicable; provided, further, that nothing in this Section 8.6(b) shall prohibit Buyer or any of its Affiliates from employing any such employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation, (ii) seeks employment in response to any general advertisement or other similar method and not in response to any direct or indirect solicitation efforts or (iii) whose employment has been terminated prior to commencement of employment discussions.

(c) As a separate and independent covenant, for a period of two (2) years following the Closing, Aon shall not, and shall cause its Affiliates not to, engage in a Restricted Business anywhere in the world; provided, however, that, for the purposes of this Section 8.6, (x)

ownership of securities having no more than five percent of the outstanding voting power of any Person whose capital stock or equity is listed on any national or international securities exchange or quotation system and (y) ownership of not more than 25% of any private equity fund or alternative investment vehicle in which Aon or its Affiliates is a passive investor shall not be deemed to be a violation of this Section 8.6.

(d) Notwithstanding the provisions of this Section 8.6 and without implicitly agreeing that the following activities would be subject to the provisions of Section 8.6(c), nothing in this Agreement or in the Seller Ancillary Agreements shall preclude, prohibit or restrict Aon or any of its Affiliates from: (i) engaging in or owning an interest in any entity that engages in any Exempt Business Activities; (ii) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in any Restricted Business (an “Acquired Business”), so long as for the most recent fiscal year ending prior to the date of such purchase, the gross written premiums or revenues of such business derived from a Restricted Business were less than 33-1/3% of the total consolidated gross written premiums or revenues of such business; or (iii) engaging in a Change of Control or, if the acquiring Person has a subsidiary, division, group, franchise or segment that is engaged in a Restricted Business at the time of the Change of Control, thereafter engaging in the Restricted Business. Nothing in this Section 8.6 shall require Aon or any of its Affiliates to divest or dispose of all or any portion of an Acquired Business to the extent engaging in Exempt Business Activities.

Section 8.7 Use of Names. (a) Aon is not conveying ownership rights or granting Buyer or its Affiliates (including the Company and the Subsidiaries after the Closing) a license to use any of the tradenames, service marks or trademarks of Aon or any Affiliate of Aon (other than the trademarks and service marks included in the Intellectual Property identified in Schedule 5.11(a)) (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer and its Affiliates (including the Company and the Subsidiaries after the Closing) shall not use in any manner the names or marks of Aon or any Affiliate of Aon or any word that is similar in sound or appearance to such names or marks, except as provided in this Section 8.7.

(b) Following the Closing, Buyer shall (and shall cause the Company and the Subsidiaries to) cease promptly, but in no event later than 120 days after the Closing Date, using (i) any advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall (and shall cause the Company and the Subsidiaries to), when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer and the Company and the Subsidiaries, rather than Aon or any Affiliate of Aon is the party entering into or conducting the contractual relationship; provided, further, that Buyer shall (and shall cause the Company to) ensure that personnel of the Company and the Subsidiaries using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Aon or any Affiliate of Aon; provided, further, that Buyer shall not be obligated to pay Aon for the use of the Retained Names and Marks as contemplated by this Section 8.7. With respect to all materials used after the Closing which state or suggest or imply any affiliation with Aon or any of the Affiliates of Aon, Buyer shall indemnify and hold harmless the Seller Group Members from and against all Losses which arise out of, relate to or result from the inclusion of such statements, suggestions or implications in such materials.

Section 8.8 Post-Closing Restructuring. On the Closing Date, if requested by Aon to facilitate the Special Dividend and subject to obtaining any required regulatory approvals in connection therewith, Buyer shall, immediately following the Closing, cause the Company to distribute to Buyer all of the capital stock of each of the Subsidiaries set forth on Schedule 8.8. For the avoidance of doubt, Buyer acknowledges and agrees that any portion of the Special Dividend not paid to Aon as contemplated by Section 7.6 shall be taken into account for purposes of the calculation of the Closing Date Net Worth.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 9.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any material breach by Aon in the performance of any of its covenants and agreements required by this Agreement to have been performed or complied with by Aon at or prior to the Closing which shall not have been remedied or cured; the representations and warranties of Aon contained in this Agreement (disregarding any qualification as to materiality or Material Adverse Effect) shall have been true and correct on the date hereof and shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except, in each case, for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by this Agreement and (ii) breaches of representations and warranties which would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Aon by a duly authorized officer of Aon.

Section 9.2 HSR Act and EU Merger Controls. The waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated. To the extent applicable, the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of Council Regulation (EC) No. 139/2004 of the Council of the European Union (or shall be deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated by this Agreement compatible with the EC Common Market.

Section 9.3 Necessary Governmental Approvals. All approvals and actions of or by all Administrative Authorities (including any approvals or consents from state departments of insurance or similar foreign departments having or asserting jurisdiction over any of the Underwriting Companies) set forth in Schedule 9.3 shall have been obtained or taken place and shall be in effect on the Closing Date; provided, however, that in connection with obtaining the foregoing, no condition or requirement (excluding conditions or requirements imposed by an insurance regulatory Administrative Authority pursuant to Requirements of Law and conditions or requirements relating to circumstances of Buyer and its Affiliates) shall have been imposed by one or more Administrative Authorities relating to the acquisition, ownership or operation of the Company and the Subsidiaries by Buyer which, either alone or together with all such other conditions or requirements, would reasonably be expected to materially and adversely affect the benefits, taken as a whole, which the Buyer would otherwise receive from the transactions contemplated by this Agreement.

Section 9.4 No Restraint. (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Administrative Authority which prohibits, restricts or makes illegal the consummation of the Closing or any material transaction contemplated hereby.

(b) No judgment, decree, injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby nor shall there be pending any suit, action, investigation, inquiry or other proceeding instituted by any Administrative Authority which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or circumstance that would reasonably be expected to have a Material Adverse Effect.

Section 9.6 FIRPTA Certificate. Aon shall have delivered to Buyer a certificate of non-foreign status, in the form attached hereto as Exhibit C.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF AON

The obligations of Aon under this Agreement shall, at the option of Aon (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

Section 10.1 No Misrepresentation or Breach of Covenants and Warranties. There shall not have been any breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured, other than breaches which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Aon or any transaction contemplated by this Agreement and (ii) breaches of representations and warranties which would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby; and there shall have been delivered to Aon a certificate to such effect, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

Section 10.2 HSR Act and EU Merger Controls. The waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated. To the extent applicable, the European Commission shall have issued a decision under Article 6(1)(b) or 8(1)

or 8(2) of Council Regulation (EC) No. 139/2004 of the Council of the European Union (or shall be deemed to have done so under Article 10(6) thereof) declaring the transactions contemplated by this Agreement compatible with the EC Common Market.

Section 10.3 Necessary Governmental Approvals. All approvals and actions of or by all Administrative Authorities (including any approvals or consents from state departments of insurance or similar foreign departments having or asserting jurisdiction over any of the Underwriting Companies) set forth in Schedule 10.3 or as to which the failure to have been obtained or taken place would reasonably be expected to have a Material Adverse Effect shall have been obtained or taken place and shall be in effect on the Closing Date.

Section 10.4 No Restraint. (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Administrative Authority which prohibits, restricts or makes illegal the consummation of the Closing or any material transaction contemplated hereby.

(b) No judgment, decree, injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby not shall there be pending any suit, action, investigation, inquiry or other proceeding instituted by any Administrative Authority which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by Aon. (a) From and after the Closing, Aon agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Aon contained in this Agreement (in each case (other than with respect to the Specified Representations and Warranties) interpreted without giving effect to any limitation contained therein as to “material,” “material respects” or “Material Adverse Effect”) or in any certificate delivered by Aon in connection herewith;

(ii) any breach by Aon of, or failure by Aon to perform, any of its pre-Closing covenants or obligations contained in this Agreement; and

(iii) any breach by Aon of, or failure by Aon to perform, any of its post-Closing covenants or obligations contained in this Agreement;

provided, however, that Aon shall be required to indemnify and hold harmless under Section 11.1(a)(i) or 11.1(a)(ii) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $50,000 (it being understood that such $50,000 shall be a deductible for which Aon shall bear no indemnification responsibility), provided, that individual claims based upon the same act, event, omission or set of facts shall be deemed a single individual claim for purposes of this Section 11.1(a)(x);

(y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and one-half percent (1.5%) of the Purchase Price (it being understood that such amount shall be a deductible for which Aon shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Aon pursuant to clauses (i) and (ii) of this Section 11.1(a) shall not exceed fifteen percent (15%) of the Purchase Price.

(b) The indemnification provided for in Section 11.1(a) shall terminate one (1) year after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), except that the indemnification by Aon shall continue as to:

(i) the representations contained in the first and third sentences of Section 5.1 and Sections 5.2 and 5.4(a), which shall survive for ten years;

(ii) the representations contained in Sections 5.7 and 5.16, which shall survive until 30 days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(iii) the covenants of Aon set forth in Sections 8.1 and 8.2, which shall survive until 30 days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(iv) the covenants of Aon which by their terms extend beyond one (1) year, which shall survive until expiring in accordance with their respective terms; and

(v) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Aon in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Aon shall continue solely with respect to the specific matters in such Claim Notice until the liability of Aon shall have been determined pursuant to this Article XI, and Aon shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.2 Indemnification by Buyer. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement;

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its pre-Closing covenants and obligations contained in this Agreement;

(iii) any breach by Buyer of, or failure by Buyer to perform, any of its post-Closing covenants and obligations contained in this Agreement; and

(iv) the operation of the Company, the Subsidiaries and the business of the Company and the Subsidiaries after the Closing (other than any matter for which Aon is required to provide indemnification pursuant to Section 11.1);

provided, however, that Buyer shall be required to indemnify and hold harmless under Section 11.2(a)(i) or 11.2(a)(ii) with respect to Losses and Expenses incurred by Seller Group Members only to the extent that:

(x) the amount of Loss and Expense suffered by Seller Group Members related to each individual claim exceeds $50,000 (it being understood that such $50,000 shall be a deductible for which Buyer shall bear no indemnification responsibility), provided, that individual claims based upon the same act, event, omission or set of facts shall be deemed a single individual claim for purposes of this Section 11.2(a)(x);

(y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds one and one-half percent (1.5%) of the Purchase Price (it being understood that such amount shall be a deductible for which Buyer shall bear no indemnification responsibility); and

(z) the aggregate amount required to be paid by Buyer pursuant to clauses (i) and (ii) of this Section 11.2(a) shall not exceed fifteen percent (15%) of the Purchase Price.

(b) The indemnification provided for in Section 11.2(a) shall terminate one (1) year after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), except that the indemnification by Buyer shall continue as to:

(i) the covenants of Buyer set forth in Sections 8.1, 8.2, 8.4, 8.5, 8.7, 8.8 and 11.2(a)(iv), which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;

(ii) the covenants of Buyer which by their terms extend beyond one (1) year, which shall survive until expiring in accordance with their respective terms; and

(iii) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article XI.

Section 11.3 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

Section 11.4 Determination of Amount. (a) In calculating any Loss or Expense, such amounts shall be calculated on an After-Tax Basis and shall be net of any third-party insurance, indemnification or other proceeds which have been recovered by the Indemnified Party under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification. The Indemnified Party shall use commercially reasonable efforts to recover third-party insurance, indemnification or other proceeds that may be recoverable.

(b) After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

Section 11.5 Third Person Claims. (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within 10 days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five (5) business days after receipt thereof and shall deliver to the Indemnitor within seven (7) business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) If any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. Each of the parties hereto agrees to cooperate fully with the other party in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand and to make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other party. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.5 to pay for only one firm of counsel for all Indemnified Parties. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. Furthermore, the Indemnitor may not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld), settle any such proceeding or compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Party is or would reasonably be expected to be a party and indemnity was or would reasonably be expected to be sought hereunder by such Indemnified Party, unless such settlement, compromise or consent (i) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceedings and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. If the Indemnified Party shall refuse to consent to the settlement of any third Person claim, so long as only money damages are involved and there is no admission of liability or wrongdoing with respect to the Indemnified Party, the liability of the Indemnitor in respect of such third Person claim shall not exceed the amount for which the third Person claim could have been settled plus the amount of expenses incurred by the Indemnified Party prior to the time of and in connection with the proposed settlement to which it is entitled to indemnification. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

(c) To the extent of any inconsistency between this Section 11.5 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.6 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) In no event shall any party be liable for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages or diminution of value or any damages based on any type of multiple, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages.

(c) Aon shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.1(a) to the extent the matter in question was included in the computation of the Net Worth Adjustment Amount pursuant to Section 4.5.

(d) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Aon or Buyer, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

ARTICLE XII

TERMINATION

Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Aon;

(b) by Buyer if Aon shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article IX, which breach cannot be cured by the Termination Date as the same may be extended pursuant to Section 12.1(e) or which has not been cured within 60 days of notice thereof by Buyer;

(c) by Aon if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article X which breach cannot be cured by the Termination Date as the same may be extended pursuant to Section 12.1(e) or which has not been cured within 60 days of notice thereof by Aon;

(d) by Buyer or Aon if any court of competent jurisdiction in the United States or other United States Administrative Authority shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of any material transaction contemplated hereby; or

(e) by Buyer or Aon if the Closing shall not have occurred on or before July 31, 2008 (the “Termination Date”) (or such later date as may be agreed in writing to by Buyer and Aon); provided, however, that either Buyer or Aon may by written notice to the other delivered on or before July 31, 2008 extend the Termination Date until any date prior to September 30, 2008 if the failure of the Closing to have occurred on or before July 31, 2008 shall have resulted from the failure of the condition set forth in Sections 9.2 or 9.3 or Sections 10.2 or 10.3; provided, further, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date.

Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement and shall include in reasonable detail the grounds for such termination.

Section 12.3 Effect of Termination. If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

Section 12.4 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the closing of the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made for such representations and warranties pursuant to Article XI (at which time such representations and warranties shall terminate).

Section 13.2 Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement, which Confidentiality Agreement shall terminate at Closing.

Section 13.3 No Public Announcement. Through the Closing Date, neither Buyer nor Aon shall make any press release or other public announcement primarily concerning the transactions contemplated by this Agreement without giving the other a reasonable opportunity to review and comment on such disclosure in advance of its release; provided, however, that the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement or to comply with Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or (ii) with public stockholders and/or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement.

Section 13.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile or when sent by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to Buyer, to:

ACE Limited

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

Attention: General Counsel

Facsimile: (441) 296-7799

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Edward S. Best

Facsimile: (312) 701-7711

If to Aon, to:

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois 60601

Attention: Richard E. Barry

Facsimile: (312) 381-6165

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Frederick C. Lowinger

                 Gary D. Gerstman

Facsimile: (312) 853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement; provided, further, that, notwithstanding the foregoing, subject to applicable regulatory approvals, Buyer may, without the prior written consent of Aon, assign to one or more of its wholly owned subsidiaries all or a portion of its rights under this Agreement, provided that (1) no such assignment shall relieve Buyer of its obligations under this Agreement, (2) each wholly owned subsidiary of Buyer to which such rights have been assigned shall not further assign, sublicense or transfer (directly or indirectly, by operation of law or otherwise) such rights to any Person other than another wholly owned subsidiary of Buyer and (3) any such assignment(s) shall not delay the Closing.

Section 13.6 Access to Records after Closing. (a) For a period of six (6) years after the Closing Date, Aon and its representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by Aon in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Aon shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6(a). If Buyer, the Company or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Aon a reasonable opportunity, at Aon’s expense, to segregate and remove such books and records as Aon may select.

(b) For a period of six (6) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company and the Subsidiaries which Aon may retain after the Closing Date. Such access shall be afforded by Aon upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6(b). If Aon shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Aon shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 13.7 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.8 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement only to the extent such disclosure is reasonably clear on its face that it would apply to such other section. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. To the extent that Aon becomes aware of any material error in any Schedule prior to the Closing, Aon shall promptly notify the Buyer of the error.

Section 13.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this

Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.10 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

Section 13.11 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

Section 13.13 Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 13.14 Disclaimer of Warranties. Aon makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, AON IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANY AND THE SUBSIDIARIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND AON DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. AON MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Aon nor any of its representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Aon or its representatives or Affiliates to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and none of Aon, nor any of its representatives or its Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that Aon makes no representation or warranty with respect to, and nothing contained in this Agreement, or in any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, is intended or shall be construed to be a representation or warranty (express or implied) of Aon, for any purpose under this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby, with respect to (a) the adequacy or sufficiency of any of the reserves of the Underwriting Companies or (b) the effect of the adequacy or sufficiency of reserves of the Underwriting Companies on any “line item” or asset, liability or equity amount. Buyer acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement.

Section 13.15 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York. By the execution and delivery of this Agreement, Buyer and Aon submit to the personal jurisdiction of any state or federal court in the State of New York in any suit or proceeding arising out of or relating to this Agreement.

Section 13.16 Waiver of Jury Trial. Each of Buyer and Aon hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between Buyer and Aon arising out of or related to the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. Either Buyer or Aon may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

AON CORPORATION

By:
Name:
Title:

ACE LIMITED

By:
Name:
Title:

Signature Page to Stock Purchase Agreement

Annex A

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	Record Owner of Capital Stock of Subsidiary

Combined Life Assurance Company of Europe, Ltd.	Ireland	Combined Insurance Company of America

Combined International Services, Ltd.	United Kingdom	Combined Insurance Company of America

Combined Insurance Company of Europe, Ltd.	Ireland	Combined Insurance Company of America

Combined Seguros Mexico, S.A. de C.V.	Mexico	Combined Insurance Company of America (99%) Aon Corporation (1%)

Combined Life Insurance Company of Australia, Ltd.	Australia	Combined Insurance Company of America

Combined Life Insurance Company of New York	New York	Combined Insurance Company of America

Combined Insurance Company of New Zealand Limited	New Zealand	Combined Insurance Company of America (99%) Aon Corporation (1%)

Combined Insurance (Thailand) Limited	Thailand	S.E.O.S. Limited (75%) Olympic Health Management Services, Inc. (25%)

Employee Benefit Communications, Inc.	Florida	Combined Insurance Company of America

C.I.C.A. Superannuation Nominees Pty. Ltd.	Australia	Combined Insurance Company of America (99%) Aon Special Risk Resources, Inc. (1%)

Superannuation Fund (CICNZ) Limited	New Zealand	Combined Insurance Company of America (99%) Aon Corporation (1%)

VOL Properties Corporation	Delaware	Combined Insurance Company of America

S.E.O.S. Limited	Thailand	Chiewchanvit Company Limited (51%) Combined Insurance Company of America (49%)

Chiewchanvit Company Limited	Thailand	7 Thai Individual Shareholders (51%) Combined Insurance Company of America (49%)